UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12
STEPAN COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2026 Proxy Statement and

Notice of Annual Meeting of Stockholders

STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 28, 2026

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Stepan Company (the “Company”) will be held at the Company’s offices at 1101 Skokie Boulevard, Northbrook, Illinois 60062, on Tuesday, April 28, 2026, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect three directors to the Board of Directors, each for a three-year term;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay” vote);

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on March 2, 2026, as the record date for determining the holders of record of the Company’s Common Stock entitled to notice of and to vote at the meeting.

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided or vote by internet or phone as promptly as possible.

As a reminder, your broker may not vote your shares for non-routine matters such as the election of directors or the Say-on-Pay vote without your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your votes for all proposals can be counted.

Directions to the Annual Meeting are available at https://stepan.gcs-web.com/annual-meeting for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

Shawn G. Lisle

Vice President, General Counsel and Secretary

Northbrook, Illinois

March 25, 2026

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on April 28, 2026

The Company’s Proxy Statement, 2025 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2025, are available at http://www.edocumentview.com/SCL.

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March 25, 2026

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

1101 Skokie Boulevard

Northbrook, Illinois 60062

To be held at 9:00 a.m. (CDT) on April 28, 2026

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses. This proxy statement and proxy are first being distributed to stockholders commencing on or about March 25, 2026.

At the close of business on March 2, 2026, the record date for the meeting, there were 22,690,379 shares of the Company’s Common Stock (“Common Stock”) outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting. The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s Common Stock as of the record date.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. You may revoke your proxy by attending the meeting and voting in person or by delivering to the Secretary of the Company a revocation of the proxy or an executed new proxy bearing a later date.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals. If you vote to “ABSTAIN” with respect to a nominee for the Board of Directors, your abstention will not be included in the vote totals and will not affect the outcome of the vote. If you vote to “ABSTAIN” with respect to any other proposal, your abstention will have the effect of a vote against the proposal.

For any other business that may properly come before the meeting, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy. The Board of Directors is not currently aware of any other business that may come before the meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will not be voted on any non-routine matters and will be considered “broker non-votes.” Non-routine matters include the election of directors, and the Say-on-Pay vote. Your broker may vote your shares without instruction on the ratification of the appointment of the Company’s independent registered public accounting firm. Broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be included in the vote totals for non-routine matters and will not affect the outcome of those votes. Please instruct your broker or bank so your vote can be counted on all proposals.

In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. You may also vote via the internet by visiting http://www.envisionreports.com/SCL or by phone by calling (800) 652-8683. Internet and phone voting will be available 24 hours a day, seven days a week until 1:00 a.m. (EDT) on April 28, 2026. If voting via the internet or by phone, please have your proxy card available and follow the instructions to vote. Even if you vote prior to the meeting, you are invited to attend the meeting.

In the future, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company may furnish proxy materials, including its proxy statements and annual reports, to stockholders by providing access to these documents on the internet instead of mailing printed copies. If the Company elects to take this approach, most stockholders would not receive printed copies of the proxy materials. Instead, the notice would provide instructions on how to access and review the proxy materials on the internet. The notice would also provide instructions on how to submit your proxy via the internet. For stockholders who prefer to receive printed copies of the proxy materials, the notice would provide instructions for requesting printed copies.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Mr. Joaquin Delgado, Mr. Corning F. Painter and Mr. F. Quinn Stepan, Jr. as directors of the Company, to hold office until the Annual Meeting of Stockholders to be held in 2029. The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders in the year in which the term for their class expires. Mr. Delgado, Mr. Painter, and Mr. Stepan are current directors whose terms expire in 2026. Each of Mr. Delgado and Mr. Stepan were last elected by the Company’s stockholders at the 2023 Annual Meeting. Mr. Painter was elected by the Board of Directors on June 9, 2025. The nominations of Mr. Delgado, Mr. Painter, and Mr. Stepan have each been reviewed and recommended by the Nominating and Corporate Governance Committee and the Board of Directors.

In the event any of Mr. Delgado, Mr. Painter or Mr. Stepan is unable to serve as director, votes will be cast, pursuant to the authority granted in the proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as director, if elected.

Under the Company’s Amended and Restated By-laws, in an uncontested election directors are elected by a majority of the votes cast by stockholders. An uncontested election of directors means an election for which the number of nominees does not exceed the number of directors to be elected at the specific election. Because three directors are to be elected, and Mr. Delgado, Mr. Painter and Mr. Stepan are the sole nominees, this election is uncontested, and therefore the nominees must receive a majority of votes cast by stockholders to be elected.

Nominees for Director

The following table sets forth certain information about the nominees for director:

Joaquin Delgado
Age: 66 Director Since: 2011

Experience

Executive Vice President, Consumer Business Group of 3M Company, a global diversified technology company, from July 2016 to July 2019. Executive Vice President, Health Care Business Group of 3M Company, from October 2012 to July 2016. Trustee of each of Goldman Sachs Trust, Goldman Sachs Trust II, Goldman Sachs ETF Trust, Goldman Sachs ETF Trust II, Goldman Sachs Variable Insurance Trust, and Goldman Sachs Real Estate Diversified Income Fund, each of which is registered as an investment company under the Investment Company Act of 1940.

Qualifications

Mr. Delgado also held other executive leadership positions at 3M Company and holds a doctorate in polymer science and engineering. Mr. Delgado provides the Board of Directors with chemistry and innovation expertise and global business, operational, manufacturing, marketing and corporate development experience.

Corning F. Painter
Age: 63 Director Since: 2025

Experience

Chief Executive Officer of Orion S.A., a public chemical company, since September 2018. Prior to joining Orion, Mr. Painter was the Executive Vice President for the Industrial Gases division at Air Products and Chemicals, Inc., a publicly traded global industrial gas company, from 2014 until 2018. From 2013 to 2014, he served as Air Products and Chemicals’ Senior Vice President of Merchant Gases.

Qualifications

Mr. Painter brings to the Board extensive executive officer experience in the global chemicals industry as well as strategic and operational expertise. He provides experience with setting strategy and policy, developing leadership talent, meeting customer and shareholder commitments, and setting company culture.

F. Quinn Stepan, Jr.
Age: 65 Director Since: 1999

Experience

Chairman of the Company since January 2017. Chief Executive Officer of the Company from January 2006 through April 2022. President of the Company from February 1999 through December 2020.

Qualifications

In his over 30-year career with the Company, Mr. Stepan served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan’s leadership provides the Board of Directors with extensive knowledge of the Company’s strategy and operations.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Mr. Delgado, Mr. Painter, and Mr. Stepan to the Board of Directors, each for a three-year term.

Directors Who Are Not Nominated for Election

The following table sets forth certain information about those directors who are not up for election:

Lorinda A. Burgess
Age: 63 Director Since: 2021 Term Expires: 2028

Experience

Vice President, Finance and Chief Financial Officer, Americas Region of Medtronic Inc., a medical technology company, from March 2015 through June 2023. Director of AngioDynamics, Inc. (NASDAQ: ANGO).

Qualifications

Ms. Burgess spent 25 years at Medtronic and retired as a regional chief financial officer. She provides the Board of Directors with financial expertise and with broad operational and strategic experience developed throughout her career in a range of financial leadership roles.

Randall S. Dearth
Age: 62 Director Since: 2012 Term Expires: 2027

Experience

Independent advisor to specialty chemical companies. Senior Director of SK Capital Partners, LP, a private investment firm, from January 2021 through January 2025. President and Chief Executive Officer of GCP Applied Technologies Inc., a leading global provider of construction products technologies, from August 2019 to September 2020. President and Chief Operating Officer of GCP Applied Technologies Inc. from September 2018 to August 2019.

Qualifications

Mr. Dearth also previously served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, and of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on strategy and business conditions.

Susan M. Lewis
Age: 61 Director Since: 2024 Term Expires: 2027

Experience

Principal of Susan Lewis Consulting LLC, a business and executive consulting firm, from March 2021 through July 2023. Senior Vice President, Global Operations, of Corteva, Inc., a global agriculture company, from September 2018 to March 2021.

Qualifications

Ms. Lewis’ experience spans more than 35 years in the agricultural and chemical industries primarily at Corteva, Inc, a global agriculture company, and Dow Inc., a global materials science company. She held leadership and executive roles with operations, supply chain, environment, health and safety, sustainability and risk management responsibilities. Ms. Lewis brings the Board of Directors global experience in Six Sigma, supply chain, process optimization and capital project management. Ms. Lewis has also sponsored organizational redesign, mergers and acquisitions and transformation projects.

Jan Stern Reed
Age: 66 Director Since: 2015 Term Expires: 2027

Experience

Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, from February 2015 to February 2016. Senior Vice President, General Counsel and Secretary of Walgreen Co. from October 2014 to February 2015. Director of AngioDynamics, Inc. (NASDAQ: ANGO) and Avita Medical, Inc. (NASDAQ: RCEL, ASX: AVH).

Qualifications

Prior to joining Walgreens, Ms. Reed was Executive Vice President – Human Resources, General Counsel and Corporate Secretary of Solo Cup Company. Ms. Reed provides the Board of Directors with global executive leadership experience in legal, corporate governance and strategic business matters, as well as extensive experience with risk management, compliance, acquisitions and employee development.

Luis E. Rojo
Age: 53 Director Since: 2024 Term Expires: 2028

Experience

President and Chief Executive Officer of the Company since October 2024. Vice President and Chief Financial Officer of the Company from April 2018 through October 2024. From February 2018 to April 2018, Mr. Rojo served as Global Hair Care Finance Director at Procter and Gamble Co. (“P&G”), a branded consumer packaged goods company. From April 2014 to February 2018, he served as North America Hair Care Finance Director at P&G. From 1997 to 2014, he served in various finance roles within P&G with increasing responsibilities throughout North America, Latin America, and Asia.

Qualifications

The Board believes that Mr. Rojo’s extensive leadership experience and deep financial expertise provide valuable insight into the Company’s operations, strategy, and long term value creation. Having served as President and Chief Executive Officer and previously as Chief Financial Officer, Mr. Rojo brings a comprehensive understanding of the Company’s business, financial condition, capital allocation priorities, and risk profile. His experience overseeing global finance functions at a large multinational consumer products company, combined with his broad operational exposure across multiple regions, enables him to contribute meaningfully to Board deliberations on strategic planning, operational execution, financial discipline, and global growth initiatives.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 2, 2026, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock, other than members of the Company’s Board of Directors or management, whose ownership is set forth in the table below:

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock (1)

BlackRock, Inc. (2)	3,207,948	14.1%
The Vanguard Group, Inc. (3)	2,562,730	11.3%

(1)	Based on 22,690,379 shares of Common Stock outstanding as of March 2, 2026.

(2)

As reported in a Schedule 13G/A filed with the SEC on April 29, 2025, by BlackRock, Inc. (“BlackRock”), 50 Hudson Yards, New York, New York 10001. In the Schedule 13G/A, BlackRock reported that, as of March 31, 2025, it had sole voting power as to 3,168,461 shares of Common Stock and sole dispositive power as to 3,207,948 shares of Common Stock.

(3)

As reported in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In the Schedule 13G/A, Vanguard reported that, as of December 29, 2023, it had shared voting power as to 17,017 shares of Common Stock, sole dispositive power as to 2,523,067 shares of Common Stock and shared dispositive power as to 39,663 shares of Common Stock.

Security Ownership of the Board of Directors and Management

The following table sets forth, as of March 2, 2026, the security ownership of each executive officer listed in the Summary Compensation Table in this proxy statement, each director and nominee for director, and all currently serving directors and executive officers as a group. The address for each director, nominee for director, and executive officer is c/o Stepan Company, 1101 Skokie Boulevard, Northbrook, Illinois 60062.

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)

Lorinda A. Burgess	7,354 (2)	*
Randall S. Dearth	15,485 (3)	*
Joaquin Delgado	16,071	*
Robert J. Haire, Jr.	18,208 (4)	*
Samuel S. Hinrichsen	0 (5)	*
Susan M. Lewis	4,396	*
Sean T. Moriarty	45,885 (6)	*
Corning F. Painter	2,433	*
Jan Stern Reed	13,911	*
Luis E. Rojo	80,739 (7)	*
F. Quinn Stepan, Jr.	961,674 (8)	4.6%
Richard F. Stepan	255,700 (9)	*
Ruben Velasquez	4,110 (10)	*
All Directors and Executive Officers	1,492,974 (11)	6.6%

*	Less than one percent of outstanding shares of Common Stock.

(1)	Based on 22,690,379 shares of Common Stock outstanding as of March 2, 2026. Number of shares of Common Stock for each director, nominee for director, and executive officer (and all directors and executive officers as a group) includes (a) shares of Common Stock owned by the spouse of each director, nominee for director, or executive officer, and shares of Common Stock held by each director, nominee for director, or executive officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options or stock appreciation rights (“SARs”) granted pursuant to the Company’s incentive compensation plans, and (c) shares of Common Stock pledged as security by such director, nominee for director, or executive officer, or such person’s family members.

(2)

Includes (a) 3,334 shares of Common Stock credited to Ms. Burgess’ account pursuant to the Company’s incentive compensation plans, and (b) 4,020 shares of Common Stock credited to Ms. Burgess’ account pursuant to the Stepan Company Directors Deferred Compensation Plan (as amended and restated as of January 1, 2012) (“Deferred Compensation Plan”).

(3)

Includes (a) 14,106 shares of Common Stock credited to Mr. Dearth’s account pursuant to the Company’s incentive compensation plans, and (b) 1,379 shares of Common Stock credited to Mr. Dearth’s account pursuant to the Deferred Compensation Plan.

(4)

Includes (a) 154 shares of Common Stock allocated to Mr. Haire under the Company’s Employee Stock Ownership Plan II (“ESOP II”), and (b) 13,932 shares of Common Stock that Mr. Haire has the right to acquire through the vesting of restricted stock units (“RSUs”) granted pursuant to the Company’s incentive compensation plans.

(5)

Mr. Hinrichsen served as the Company’s Vice President and Interim Chief Financial Officer from October 30, 2024 to July 14, 2025, and Global Vice President, Finance and Investor Relations until his resignation on October 31, 2025. The information shown is as of March 20, 2025, the filing date of Mr. Hinrichsen’s most recent Form 4.

(6)

Includes (a) 4,688 shares of Common Stock allocated to Mr. Moriarty under ESOP II, (b) 9,355 shares of Common Stock that Mr. Moriarty has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 10,211 shares of Common Stock that Mr. Moriarty has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans, and (d) 5,921 shares of Common Stock credited to Mr. Moriarty’s stock account under the Management Incentive Plan (as amended and restated effective January 1, 2015) (“Management Incentive Plan”).

(7)

Includes (a) 589 shares of Common Stock allocated to Mr. Rojo under ESOP II, (b) 11,861 shares of Common Stock that Mr. Rojo has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 42,351 shares of Common Stock that Mr. Rojo has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans, (d) 2,412 shares of Common Stock credited to Mr. Rojo’s account under the Management Incentive Plan, and (e) 4,074 shares of Common Stock credited to Mr. Rojo’s under the Deferred Compensation Plan.

(8)

Includes (a) 142,409 shares of Common Stock that Mr. Stepan has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (b) 50,425 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan, and (c) 48,901 shares of Common Stock credited to Mr. Stepan’s under the Deferred Compensation Plan.

(9)

Includes (a) 1,337 shares of Common Stock allocated to Mr. R. Stepan under ESOP II, (b) 2,617 shares of Common Stock that Mr. R. Stepan has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 9,251 shares of Common Stock that Mr. R. Stepan has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans.

(10)

Includes (a) 36 shares of Common Stock allocated to Mr. Velasquez under ESOP II, and (b) 4,074 shares of Common Stock that Mr. Velasquez has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans.

(11)

As of March 2, 2026, directors and executive officers as a group had (a) 6,804 shares of Common Stock allocated to them under ESOP II, (b) the right to acquire 166,242 shares of Common Stock through the exercise of stock options, (c) the right to acquire 79,819 shares of Common Stock through the vesting of RSUs, and (d) 58,758 shares of Common Stock credited to their stock accounts under the Management Incentive Plan. In addition, the amount shown includes 67,008 shares of Common Stock that were held in the Company’s qualified plans and deemed to be beneficially owned by the Plan Committee, which is comprised of executive officers of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder require the Company’s executive officers, directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed, other than reports by Mr. Delgado reporting an equity grant, which form was inadvertently filed late due to administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company has adopted a written policy entitled “Related Party Transaction Policy” (the “Related Party Transaction Policy”). The policy was initially approved by the Audit Committee of the Board of Directors in February 2007, has been annually reviewed by the Audit Committee and was last amended in April 2024. This policy applies to material transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, director, nominee for election as a director, beneficial owner of five percent or more of the Company’s Common Stock, or immediate family member of these persons, or any entity for which any of the foregoing persons is an executive officer, general partner, managing member, principal or greater than five percent beneficial owner. The Related Party Transaction Policy states that the Company will consummate a Related Party Transaction only when the Audit Committee approves the transaction after considering the factors set forth in the Related Party Transaction Policy. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Company may preliminarily enter into the transaction upon prior approval by the Chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party.

The factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the relevant facts and circumstances of the proposed Related Party Transaction, whether the Related Party Transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at https://stepan.gcs-web.com/corporate-governance/highlights. Stockholders may also request free printed copies of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062.

Board Committees

The Board of Directors has four standing committees: the Audit Committee, the Compliance Committee, the Human Capital and Compensation Committee, and the Nominating and Corporate Governance Committee, each composed entirely of independent directors. The charter of each committee is available at https://stepan.gcs-web.com/corporate-governance/highlights.

Audit Committee

The primary functions of the Audit Committee are to (a) assist the Board of Directors in fulfilling its oversight responsibilities to stockholders, the investment community and creditors in relation to (i) the quality and integrity of the Company’s financial statements, (ii) the adequacy of the Company’s internal control over financial reporting, (iii) the Company’s compliance with legal and regulatory requirements (in coordination with the Compliance Committee), (iv) the registered public accounting firm’s qualifications and independence, and (v) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Audit Committee report included in each proxy statement. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, review of the proposed fees and scope of work of the independent registered public accounting firm’s year-end audit, review with the Company’s independent registered public accounting firm of the results of the year-end audits of the Company’s financial statements and internal control over financial reporting, review of the Company’s financial statements with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and annual report on Form 10-K, review of findings reported by the Company’s internal audit department and management’s responses, review of the internal audit program of the Company and review, approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transaction Policy and review of the Company’s risk assessment and risk management policies and procedures, including those relating to the Company’s enterprise risks, financial risks and information security risks. The Audit Committee held four meetings in 2025.

The Audit Committee is comprised of Ms. Burgess (Chair), Mr. Dearth, Mr. Delgado, Ms. Lewis, Mr. Painter and Ms. Reed all of whom are financially literate and are independent directors in accordance with the rules of the New York Stock Exchange (the “NYSE”) and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Ms. Burgess qualifies as an audit committee financial expert within the meaning of SEC regulations.

Compliance Committee

The primary functions of the Compliance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (a) the Company’s overall compliance with significant legal and regulatory requirements, as well as (b) compliance with its business ethics policies and Code of Conduct. The Compliance Committee held four meetings in 2025.

The Compliance Committee is comprised of Ms. Burgess, Mr. Dearth (Chair), Mr. Delgado, Ms. Lewis, Mr. Painter, and Ms. Reed, all of whom are independent directors in accordance with the rules of NYSE and as described below under “Director Independence.”

Human Capital and Compensation Committee

The primary functions of the Human Capital and Compensation Committee are to (a) establish and administer the Company’s policies, programs and procedures for compensating its executive management and (b) provide advice and counsel to the Company regarding executive development and succession planning. The responsibilities of the Human Capital and Compensation Committee include reviewing and setting or recommending the compensation of the Company’s executive officers, recommending and administering cash-based and equity-based incentive compensation plans, reviewing and recommending director compensation, reviewing and recommending the Company’s Compensation Discussion and Analysis included in each proxy statement, and preparing the Human Capital and Compensation Committee Report included in each proxy statement. The Human Capital and Compensation Committee also reviews and advises management regarding the Company’s human capital management. The Human Capital and Compensation Committee held four meetings in 2025.

The Human Capital and Compensation Committee is comprised of Ms. Burgess, Mr. Dearth, Mr. Delgado, Ms. Lewis, Mr. Painter, and Ms. Reed (Chair), all of whom are independent directors in accordance with the rules of NYSE and the SEC and as described below under “Director Independence.”

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (a) identify individuals qualified to become board members and recommend the director nominees for election at each annual meeting of stockholders, (b) develop and recommend the Company’s Corporate Governance Guidelines, (c) oversee the evaluation of the Board of Directors and (d) recommend the members for each Board committee. In addition, the responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board on corporate governance matters and the Board’s structure. The Nominating and Corporate Governance Committee held three meetings in 2025.

The Nominating and Corporate Governance Committee is comprised of Ms. Burgess, Mr. Dearth, Mr. Delgado (Chair), Ms. Lewis, Mr. Painter, and Ms. Reed, all of whom are independent directors in accordance with the rules of NYSE and as described below under “Director Independence.”

Board Performance Evaluations

Annually, each director completes an evaluation of the full Board of Directors and of each standing committee on which the director serves. The Company’s Vice President, General Counsel and Secretary compiles the results of the assessments and provides the results to the Nominating and Governance Committee and to the Board of Directors. The Board of Directors initially discusses the assessment results with the Chairman and the Chief Executive Officer in attendance, and if desired by any director, the assessment results are also discussed at Executive Sessions of the non-management directors and at Executive Sessions of the independent directors. This assessment evaluates the Board of Directors’ composition and contribution as a whole to the Company and reviews areas in which the Board of Directors and/or management believes a stronger contribution could be made. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2025, the Board of Directors held five meetings. During 2025, all of the directors attended more than 75% of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each director was a member. While all directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s annual meeting of stockholders. Except for the since retired Mr. Wehmer, who attended virtually, all directors attended the 2025 Annual Meeting of Stockholders in person. The Company currently expects that all directors and nominees will attend the 2026 Annual Meeting.

Director Nomination Process

The Corporate Governance Guidelines contain the Board of Directors membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees includes recommendations by stockholders, search firms, non-management directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of director candidates by the Nominating and Corporate Governance Committee.

It is the policy of the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders for membership on the Board of Directors. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant. Any stockholder recommendation proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062. The deadline to submit a director recommendation for the 2027 Annual Meeting of Stockholders is set forth in the “2027 Stockholder Proposals and Director Nominations” section below.

Board Composition

The following charts summarize the current composition of the Board of Directors:

In accordance with the Company’s Corporate Governance Guidelines, when identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider candidates who have strength of character, an inquiring and independent mind, practical wisdom, and the ability to make mature business judgments with integrity. In addition to these qualities, the Nominating and Corporate Governance Committee and the Board of Directors also considers a diversity of professional, technical, operational, international and financial experience, qualifications, and skills that, taken together as a whole, provide the Board with the necessary tools to perform its oversight function effectively in light of the Company’s business, industry and structure.

Director Independence

For purposes of determining director independence, the Company uses the NYSE director independence standards. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director is a current partner or employee of a firm that is the Company’s internal auditor or independent registered public accounting firm; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the NYSE rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s directors and each member of the Audit Committee, Compliance Committee, Human Capital and Compensation Committee and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined, following the recommendation of the Nominating and Corporate Governance Committee, that each of Ms. Burgess, Mr. Dearth, Mr. Delgado, Ms. Lewis, Mr. Painter and Ms. Reed is independent under the standards set forth above. Additionally, the Board of Directors determined that Mr. Wehmer was independent prior to his retirement. In addition, the Board of Directors has determined that each of the members of the standing committees satisfies the Company’s independence standards, including the additional independence standards and financial literacy requirements required for audit committee members and compensation committee members, as applicable, established by SEC and NYSE rules. Mr. F. Quinn Stepan, Jr. is not deemed independent under the NYSE rules because his brother, Richard Stepan, serves as an executive officer of the Company. Mr. Rojo is not deemed independent under the NYSE rules because he currently serves as the President and Chief Executive Officer of the Company.

In making independence determinations, the Nominating and Corporate Governance Committee, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, the Nominating and Corporate Governance Committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. In addition, the Nominating and Corporate Governance Committee considered any relationships between the Company and entities for which any director serves as management or a member of the board of directors.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then-current needs, trends, internal assessments of Board effectiveness, and other factors. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

Currently, the Board believes the interests of the Company and its stockholders are best served through a leadership model with the roles of Chairman and Chief Executive Officer separated. Mr. Stepan, who served as the Company’s Chief Executive Officer until April 25, 2022, continues to serve as Chairman of the Board. Mr. Rojo is Chief Executive Officer and is a member of the Board.

The Board believes that Mr. Stepan’s experience puts him in the best position to provide broad leadership for the Board in the role of Chairman as the Board works to deliver value to stockholders. Mr. Stepan possesses extensive knowledge and understanding of the Company and its operations, strategic planning matters, and the industry in general, developed during his over 30-year career with the Company.

To aid the Board’s independent oversight of the Company and management, the Board has elected Mr. Dearth as Lead Independent Director. The Board believes that the election of the Lead Independent Director enhances the Board’s commitment to maintaining strong corporate governance and provides effective independent Board leadership. Among other responsibilities, the Lead Independent Director presides at all Executive Sessions of the independent directors, advises the Chairman on Board meeting schedules, agendas and materials, and serves as principal liaison between the independent directors and the Chairman. The Lead Independent Director also provides input to the evaluation of the Chief Executive Officer, which process is led by the chair of the Human Capital and Compensation Committee and the Chairman of the Board.

In addition, the independent directors regularly meet in Executive Sessions without the Chairman, the Chief Executive Officer and other members of management present in accordance with the Company’s Corporate Governance Guidelines.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Ms. Burgess, leads the Board’s oversight of Company risks. The Audit Committee reviews the Company’s risk assessment and risk management policies and procedures, including those relating to the Company’s enterprise risks, financial risks and information security risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, Chief Compliance and Risk Officer, Chief Financial Officer, and General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee also meets with the Company’s external auditors separately from management.

The Compliance Committee, which is chaired by Mr. Dearth, oversees risk assessment and risk mitigation related to matters within the Compliance Committee’s oversight responsibilities, which may include environmental protection, employee health, safety and security, data privacy, employment, anti-bribery and anti-corruption, product quality compliance, and ethics and compliance training.

The Human Capital and Compensation Committee, which is chaired by Ms. Reed, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. During 2025, the Human Capital and Compensation Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

The Company’s Corporate Governance Guidelines require Executive Sessions of independent directors to be held at least once per year. Any independent director can request that additional Executive Sessions be scheduled. In 2025, five Executive Sessions without management were held by the independent directors and chaired by Mr. Wehmer and then Mr. Dearth in their respective capacities as Lead Independent Director. In addition, Executive Sessions without management were also held after many Board committee meetings during 2025 and were chaired by the respective chairs of the Board committees.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Human Capital and Compensation Committee in 2025 were Ms. Burgess, Mr. Dearth, Mr. Delgado, Ms. Lewis, Mr. Painter, and Ms. Reed (Chair). None of the members of the Human Capital and Compensation Committee during 2025 were at any time an officer or employee of the Company nor did any member participate in a Related Party Transaction. In 2025, none of the Company’s executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Human Capital and Compensation Committee or as one of the Company’s directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2025

In 2025, the Company and the Human Capital and Compensation Committee of the Board of Directors (the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining the compensation for the individuals named in the Summary Compensation Table. Those individuals are referred to herein as the named executive officers (“NEOs”). The NEOs for 2025 were:

NEO	Title
Luis E. Rojo	President and Chief Executive Officer
Ruben Velasquez (1)	Vice President and Chief Financial Officer
Robert J. Haire, Jr.	Executive Vice President, Supply Chain
Sean T. Moriarty	Vice President and General Manager – Surfactants
Richard F. Stepan	Vice President and General Manager – Polymers
Samuel Hinrichsen (2)	Former Vice President and Interim Chief Financial Officer; Former Global Vice President, Finance and Investor Relations

(1)	Mr. Velasquez was appointed Vice President and Chief Financial Officer effective July 15, 2025.

(2)

Mr. Hinrichsen served as Vice President and Interim Chief Financial Officer from October 30, 2024 to July 14, 2025, and Global Vice President, Finance and Investor Relations until his resignation on October 31, 2025.

Significant Developments in 2025

Company Performance

(1)

In 2025, the Company reported net income of $46.9 million, or $2.05 per diluted share, compared to $50.4 million, or $2.20 per diluted share, in 2024, a 7% decrease. The Company’s adjusted net income was $41.7 million, or $1.82 per diluted share, versus $50.5 million, or $2.20 per diluted share, in 2024.[1]

(2)

The Surfactant segment delivered operating income of $67.4 million, a 21% decrease versus prior year. The Polymer segment delivered $43.3 million of operating income, an 7% increase versus the prior year. Specialty Product operating income was $25.6 million, an 23% increase versus prior year.

(3)

For the full year, the Company paid $35.0 million of dividends. With the increased cash dividend in the fourth quarter of 2025, the Company has increased the dividend on its Common Stock for the 58th consecutive year.

Key Developments Impacting Executive Compensation

(1)	The Company’s advisory Say-on-Pay vote was supported by 96% of shares present and entitled to vote at the Company’s 2025 Annual Meeting.

1 Adjusted net income is a financial measure that has not been calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). See Appendix A for further discussion and a reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure.

(2)	Key developments impacting executive compensation in 2025 included the following:

•

The Company implemented changes to its short-term incentive program metrics (as discussed below) to further promote improvement in year-over-year financial performance, to motivate, attract and retain executive, managerial and key employees of outstanding ability, and to align participants’ interests directly with the Company’s financial targets.

•	The long-term incentive program continued to incorporate multi-year performance measurement and modifiers, putting such incentives at meaningful risk when long-term objectives are not achieved.

•	The Committee conducted market and risk reviews of executive compensation with its independent advisor and reviewed equity grant activity and governance controls during 2025.

•	The Company implemented an amended and restated equity incentive plan framework effective April 29, 2025, supporting continued long-term alignment and program flexibility.

•	The Committee approved compensation arrangements in connection with new executive officer appointments during 2025, including equity awards granted under the Company’s plan.

•	The Committee evaluated severance/change-in-control arrangements and adopted a severance plan during 2025 in light of evolving market practices and governance expectations.

(3)

After considering all components of the total compensation paid to the NEOs in 2025, the Committee determined that the 2025 NEO compensation was competitive, reasonable, and aligned with both Company performance and stockholder interests.

2025 Key Executive Transitions

Effective July 15, 2025, Mr. Velasquez joined the Company as its Vice President and Chief Financial Officer.

Mr. Hinrichsen served as Vice President and Interim Chief Financial Officer from October 30, 2024 to July 14, 2025, and Global Vice President, Finance and Investor Relations until October 31, 2025.

Executive Compensation Best Practices the Company Follows

What We Do		What We Don’t Do

✓	Align Executives’ Total Compensation Mix with Stockholders’ Interests	✗	No Grants of Discounted Stock Options or Stock Appreciation Rights

✓	Require Significant Executive Stock Ownership	✗	No Repricing or Replacing Outstanding Stock Options or Stock Appreciation Rights Without Stockholder Approval

✓	Limit Performance-Based Incentive Awards to a Maximum of 200% of Target	✗	No Employment Agreements That Guarantee Employment or Compensation

✓	Provide Limited Executive Perquisites	✗	No Use of Excise Tax Gross-Ups

✓	Subject Incentive Compensation to a Clawback Policy	✗	No Dividend Payments on Unearned Performance Shares

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance are designed to align the interests of our employees with the interests of our stockholders. To better align our NEOs’ compensation with the interests of our stockholders, a substantial portion of compensation is at-risk and performance-based.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and the level of individual and corporate performance achieved. Executive compensation should be competitive internally and externally with like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industry, Peer Group (as defined below) and other appropriate related industry data or survey information. The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both a chemical industry peer group as well as aggregate executive compensation survey data to annually assess executive compensation as described below under “Compensation Peer Group and Survey Data.” Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Objectives

The overall objectives of the Company’s compensation program (in which each NEO participates) are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for market-competitive levels of compensation; and

•	attract and retain employees of outstanding ability.

Role of the Human Capital and Compensation Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual.

Role of the Compensation Consultant

The Committee engaged Exequity LLP (“Exequity”) as its independent compensation consultant for 2025. Exequity advises the Committee on a range of executive compensation matters. The scope of Exequity’s services to the Committee includes, but is not limited to, the following:

•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation.

•	Apprising the Committee of executive compensation-related trends and developments in the marketplace.

•	Informing the Committee of regulatory developments relating to executive compensation practices.

•	Assisting the Committee with goal setting, calibrating levels of pay to various levels of performance, and pay for performance alignment.

•	Comparing Company executive compensation plan designs and practices to the marketplace.

•

Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

Exequity reports directly to the Committee. The Committee conducted its annual assessment of Exequity’s independence pursuant to SEC rules and determined that no conflict of interest exists that would prevent Exequity from independently advising the Committee. Exequity does not provide any other services to management or the Company.

Role of the Committee and Executives in Establishing Executive Compensation

The Committee determines the compensation of the Chief Executive Officer. The Chief Executive Officer and Vice President and Chief Human Resources Officer make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs, other than with respect to their own compensation. The Committee then reviews these recommendations and approves the final compensation for all executive officers. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Compensation Peer Group and Survey Data” and “Elements of Compensation” sections below.

Advisory Vote to Approve Executive Compensation

The advisory vote in 2025 was the fifteenth consecutive year that the Company’s Say-on-Pay vote was supported by its stockholders with the approval of more than 96% of shares present and entitled to vote (counting abstentions as votes against) at the annual meeting of stockholders. As stated above, the Company’s advisory Say-on-Pay vote was supported by 96% of shares present and entitled to vote at the Company’s 2025 Annual Meeting. The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s executive compensation programs. As a result of the strong stockholder support for the 2025 Say-on-Pay vote, the Committee determined that the

Company’s compensation practices and processes did not require any significant modifications to achieve the desired results of the Company’s compensation program or to address stockholder concerns and therefore did not make any changes as a direct result of such vote results. The Committee will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Executive Pay Mix

The Company targets a total compensation mix where fixed pay, consisting of base salary, is less than half of the total compensation that any NEO or executive officer may earn in any given year. The combined mix of both short-term and long-term incentives for executive officer compensation is structured to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short term and long term. In addition, the combined focus on both short-term and long-term objectives is designed to align executive officers’ and stockholders’ interests. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based on Company performance (performance shares) or are time-vested (RSUs and SARs). The Company’s total compensation targets assume above-average Company performance, and potential compensation can vary considerably depending on overall Company performance. The graphics below illustrate the pay mix for our Chief Executive Officer and other NEOs on an average basis using target level of performance for all incentive awards.

President and Chief Executive Officer

Base Salary
18%
Short-Term
Incentive
Compensation
19%
Long-Term
Incentive
Compensation
63%

Compensation Peer Group and Survey Data

To better understand the compensation practices of similar companies, the Committee reviews data gathered from a custom peer group (“Peer Group”) and general market survey data from Mercer LLC (“Mercer”). Information gathered from the Peer Group serves as the primary reference point for the Committee, with Mercer survey data used as a secondary reference.

The Peer Group consists of companies selected on the basis of chemical industry affiliation and size as compared to the Company (e.g., total revenues and market capitalization). The following companies comprised the Peer Group that the Committee referenced when setting 2025 compensation:

AdvanSix Inc.	H.B. Fuller Company	NewMarket Corporation
Ashland Inc.	Ingevity Corporation	Quaker Chemical Corporation
Avient Corporation	Innospec Inc.	RPM International Inc.
Cabot Corporation	Koppers Holdings, Inc.	Sensient Technologies Corporation
FMC Corp.	Minerals Technologies Inc.	The Chemours Company

The Committee undertakes annual evaluations of the Peer Group in order to ensure the Company is comparing itself with companies that have the characteristics to appropriately match the Company. Exequity performed a review of the Peer Group listed above in July 2024, and the Committee did not make changes to the Peer Group as a result of such review. The Committee and its independent compensation consultant will continue to monitor the Peer Group going forward as appropriate.

When assessing the competitiveness of Company compensation programs, the Committee, in part, uses median compensation levels in the Peer Group as a reference point to provide a framework for and on which to base individual compensation decisions. The Committee generally references median total compensation for executive officers, but the Committee retains discretion to determine appropriate compensation levels. The Committee believes that all NEOs’ and executive officers’ total compensation amounts are within appropriate and reasonable levels as compared to the Peer Group data considering performance, experience level, time in position and both external and internal equity evaluations.

Elements of Compensation

For the fiscal year ended December 31, 2025, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element

Purpose	Description

Base Salary

To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities and performance, time in position at the Company and reference to Peer Group data

Short-Term Incentive Compensation

To drive improvement in year-over-year financial performance; to motivate, attract and retain employees; and to align executives’ interests directly with Company financial objectives	Variable, annual, at-risk cash component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentive Compensation

To promote retention of executives, to reward outstanding Company performance, to encourage a focus on the Company’s long-term financial results, and to align executive interests with stockholder interests

Variable, at-risk, equity component of pay for eligible participants that rewards stockholder value creation over the long term

Retirement Benefits, Perquisites and Other Benefits

To promote retention, to attract outstanding employees and to provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results

Company dollar-for-dollar matching contribution up to six percent of base salary under a Savings and Investment Retirement Plan for all U.S. employees, plus supplemental contributions based on the Company’s financial results

Compensation Element

Purpose	Description
Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites Benefit programs that are available to all U.S. salaried employees

Base Salary

The Company has established salary grades and ranges for all global employees, including the NEOs. Salary grades reflect the responsibility level of the position (i.e., positions with a greater level of responsibility have a higher salary grade). The salary range for each grade is primarily based on survey data. The salary grade structure enables the Company to ensure that pay is both market competitive and internally equitable.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the Peer Group data, and the executive’s performance, reviews and determines the Chief Executive Officer’s salary on an annual basis. The Chief Executive Officer and the Vice President and Chief Human Resources Officer make recommendations to the Committee regarding compensation for all other NEOs. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each executive officer’s individual performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those for the other NEOs and executive officers.

The NEOs’ base salaries for 2025, as of December 31, 2025, are shown below (as well as a comparison against the salaries in effect on December 31, 2024 for each NEO, as applicable).

NEO	2024 Base Salary	2025 Base Salary
Luis E. Rojo	$940,000	$940,000
Ruben Velasquez	$—	$475,000
Robert J. Haire, Jr.	$472,420	$484,231
Sean T. Moriarty	$474,474	$486,336
Richard Stepan	$359,926	$385,121
Samuel S. Hinrichsen	$300,000	$300,000

Short-Term Incentive Compensation

NEOs and certain other employees are eligible for short-term incentive compensation as set forth in the Management Incentive Plan. The purpose of the Company’s short-term incentive compensation program is to promote improvement in year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with the Company’s financial targets. The target amount of short-term incentive compensation for each NEO is expressed as a percentage of the executive’s actual base salary earned during the respective calendar year. Because senior managers have a greater ability to impact Company results, a significant percentage of their total target compensation is at-risk. The Chief Executive Officer position has the highest level of responsibility, and therefore, the target percentage exceeds the other NEOs’ target percentages.

The extent, if any, to which an incentive award will be payable to an NEO will be based primarily upon the degree of achievement of pre-established performance goals over the specified calendar year. In years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive annual incentive payments above Target, while in years when Company or individual performance is below the Threshold level for a particular metric, no annual incentive will be paid based upon performance on that metric. In addition, the Committee may, in its sole discretion, increase, reduce or eliminate the amount that would otherwise be payable to the NEO with respect to a calendar year.

The following chart reflects the Target Annual Incentive Award and Maximum Annual Incentive Award for each NEO for 2025 under the terms of the Management Incentive Plan (which target amounts were not increased from the targets in effect at the end of 2024 for any NEO):

NEO	Target Annual Incentive Award (% of 2025 Salary Earned)	Maximum Annual Incentive Award (% of 2025 Salary Earned)
Luis E. Rojo	100%	200%
Ruben Velasquez	75%	150%
Robert J. Haire, Jr.	75%	150%
Sean T. Moriarty	75%	150%
Richard Stepan	75%	150%
Samuel S. Hinrichsen	48%	96%

Each NEO’s annual incentive payment is determined based on the Company’s achievement of overall performance objectives (“Corporate Performance Objectives”) and the achievement of individual performance objectives (“Individual Performance Objectives”), as described below. For 2025, a multiplier is applied to increase each NEO’s Annual Incentive Award if Corporate Net Income (as defined below) met or exceeded the Target objective.

Corporate Performance Objectives

The Committee establishes the Corporate Performance Objectives at the beginning of each calendar year. For 2025, the Committee established targets for the four Corporate Performance Objectives for all NEOs: Corporate Net Income, Corporate EBITDA, Corporate Free Cash Flow, and Corporate Safety.2 The Committee added Corporate Free Cash Flow and Corporate Safety to the Corporate Performance Objectives in 2025 in order to better align with market practice.

For 2025, the following performance levels were established for the Corporate Net Income objective:

	Threshold	Target	Maximum
Corporate Net Income	$50.0 million	$67.0 million	$94.0 million

For 2025, the following performance levels were established for the Corporate EBITDA objective:

	Threshold	Target
Corporate EBITDA	$190.0 million	$242.8 million

For 2025, the following performance levels were established for the Corporate Free Cash Flow objective:

	Threshold	Target
Corporate Free Cash Flow	$20.0 million	$40.0 million

2 Corporate EBITDA and Corporate Free Cash Flow are non-GAAP measures. See Appendix A for definitions. For purposes of the annual incentive awards, Corporate Net Income is a non-GAAP measure defined as Adjusted Net Income (as defined in Appendix A), but adjusted to exclude the impact of certain projects that were not indicative of the Company’s core operating results.

The Corporate Safety metric evaluates achievement of certain personal and process safety goals and consists of the total recordable injury rate (TRIR), which is the number of work-related recordable injuries per 100 full-time workers during a one-year period, and Tier 1 and Tier 2 process safety events, as defined under API RP 754, the benchmarking standard used by the American Chemistry Council.

The Corporate Performance Objectives set forth above constituted 100% of the corporate performance goals for the annual incentive awards for all NEOs (other than Messrs. Moriarty and Stepan). The Corporate Performance Objectives of the annual incentive awards for each of Messrs. Moriarty and Stepan were based 70% on the company-wide Corporate Performance Objectives set forth above and 30% on operating income of the business segment for which he is responsible.

The following table shows the Company’s performance against the Corporate Net Income, Corporate EBITDA, and Corporate Free Cash Flow (as well as the relative weighting of each metric) for 2025. With respect to the Corporate Safety objective, the Committee determined a payout at 50% of target was appropriate as a result of record safety performance that fell slightly below the Company’s rigorous safety goal:

Objective (and Weighting)	2025 Results	2025 Threshold	Weighted Payout Percentage for Corporate Performance Objectives
Corporate Net Income (50%)	$ 46.9 million	$ 50.0 million	0%
Corporate EBITDA (30%)	$ 205.9 million	$ 190.0 million	14.3%
Corporate Free Cash Flow (15%)	$ 27.1 million	$ 20.0 million	7.8%
Corporate Safety (5%)			2.5%

Based on the results above, the overall payout percentage for the company-wide Corporate Performance Objectives was 24.5%. The combined Corporate Performance Objective payout percentage based on the company-wide objectives set forth above (subject to different weighting) and the relevant business segment’s operating income was 19.8% for Mr. Moriarty and 29.8% for Mr. Stepan.

Individual Performance Objectives

Each NEO’s annual incentive pool is determined based on the Company’s achievement of Corporate Performance Objectives. Each NEO’s annual incentive payout may be increased or decreased based on the NEO’s achievement of Individual Performance Objectives. The President and Chief Executive Officer and the Committee agreed upon the Individual Performance Objectives for the President and Chief Executive Officer at the beginning of 2025. For executives other than the Chief Executive Officer, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year. These Individual Performance Objectives may either be financial objectives for a particular business segment or function, or achievement of certain strategic objectives specific to their function and responsibility. Mr. Rojo’s Individual Performance Objectives as Chief Executive Officer include specific financial targets, expressed as threshold, target, and maximum levels and enhancing long-term Company performance by championing core culture and values, including safety, compliance, employee engagement, leadership development, and accountability, as well as specific operational objectives in areas such as volume production targets and reduction of unplanned downtime, growth objectives such as volume growth targets, and specific customer-focused objectives. For each business segment leader, the financial performance of the executive’s segment comprises a significant portion of the executive’s Individual Performance Objectives.

Based on each NEO’s individual performance in 2025, the following modifiers were applied:

NEO	Individual Performance Modifier
Luis E. Rojo	100%
Ruben Velasquez	100%
Robert J. Haire, Jr.	100%
Sean T. Moriarty	100%
Richard Stepan	100%
Samuel S. Hinrichsen	—

The following chart reflects the annual incentive award for each NEO for 2025.

NEO	Bonus Earned (% of 2025 Salary Earned)
Luis E. Rojo	25%
Ruben Velasquez	18%
Robert J. Haire, Jr.	18%
Sean T. Moriarty	15%
Richard Stepan	22%
Samuel S. Hinrichsen	0%

Long-Term Incentive Compensation

The Committee typically grants equity awards annually to the NEOs under the Company’s long-term incentive plan. In 2025, the Committee reviewed and approved an allocation of long-term incentives for Mr. Rojo at approximately 25% of the total grant value as SARs, approximately 25% of the total grant value as RSUs and approximately 50% of the total grant value as performance shares. In 2025, the Committee reviewed and approved an allocation of long-term incentives for the remaining NEOs at approximately 25% of the total grant value as SARs, approximately 50% of the total grant value as RSUs and approximately 25% of the total grant value as performance shares to promote retention of executives, to reward outstanding Company performance and to encourage a focus on the Company’s long-term financial results.

NEO	Stock Appreciation Rights Value	Restricted Stock Units Value	Performance Shares Target Value	Total 2025 LTI Value
Luis E. Rojo	$800,000	$800,000	$1,600,000	$3,200,000
Ruben Velasquez	$100,000	$200,000	$100,000	$400,000
Robert J. Haire, Jr.	$150,000	$300,000	$150,000	$600,000
Sean T. Moriarty	$150,000	$300,000	$150,000	$600,000
Richard Stepan	$112,500	$225,000	$112,500	$450,000
Samuel S. Hinrichsen	$31,250	$62,500	$31,250	$125,000

The chart below shows the number of each type of equity award that the Committee granted to the NEOs as part of the annual 2025 equity grant. The number of SARs granted was calculated by dividing the amounts in the table above by the Black-Scholes value of a SAR on the date of the grant. The number of RSUs and the target number of performance shares granted were calculated by dividing the amounts in the table above by the average of the opening price and closing price of the Company’s common stock on the date of the grant.

NEO	Stock Appreciation Rights	Restricted Stock Units	Performance Shares (at Target)
Luis E. Rojo	37,736	13,365	26,729
Ruben Velasquez	5,714	4,074	2,037
Robert J. Haire, Jr.	7,075	5,012	2,506
Sean T. Moriarty	7,075	5,012	2,506
Richard Stepan	5,307	3,759	1,879
Samuel S. Hinrichsen	1,474	1,044	522

The grants of SARs, RSUs and performance share awards to the NEOs are shown in the Grants of Plan-Based Awards Table. The Committee believes that the mix of such awards provides long-term incentive compensation that is market competitive to attract and retain executives who drive the long-term growth of the Company and further align the interests of those executives with the interests of the Company’s stockholders.

Stock Appreciation Rights

SARs are granted annually at the average of the opening price and closing price of Common Stock on the date of the grant and have a ten-year term. SARs vest ratably over a three-year period and are settled in stock.

Restricted Stock Units

RSUs are granted annually based on the average of the opening price and closing price of Common Stock on the date of the grant. RSUs vest ratably over a three-year period and are settled in stock.

Performance Shares

Performance shares are contingently awarded at a target number of shares and subject to certain performance conditions established by the Committee. The Committee chose Corporate Net Income as a performance measure because the Company uses net income as an important indicator of business performance. The Company uses an adjusted measure, rather than reported net income, because the adjusted measure excludes items that may not be indicative of the Company’s core operating results. For purposes of the performance shares, Corporate Net Income is a non-GAAP measure defined as set forth above for purposes of the annual incentive awards; an additional adjustment was made with respect to performance share awards to include a portion of the proceeds from the sale of the Lake Providence, Louisiana plant. The Committee determined it was appropriate to include a portion of such sale proceeds in measuring performance under the 2025 long-term incentive program (performance shares) in order to recognize the plant sale’s contribution to the Company’s long-term performance.

The initial target number of shares may increase or decrease by up to 50% based on the Company’s Corporate Net Income results for the calendar year in which the grant is made versus Threshold, Target and Maximum Corporate Net Income objectives. If the Company’s Corporate Net Income result for such year is below the Threshold objective, then the performance shares are forfeited entirely. If the Company’s Corporate Net Income result for such year exceeds the Maximum objective, then the target number of shares will be increased by 50%. Following completion of the three-year performance period, the number of shares may further increase or decrease by up to 30%, based on a modifier determined by the Company’s Corporate Return on Invested Capital (“ROIC”) for the third year of the three-year performance period.3 For performance shares granted prior to 2024, the modifier is based on the Company’s three-year average Corporate ROIC for the applicable three-year performance period.

For the performance shares granted in 2025, the Committee set the following Corporate Net Income objectives:

Performance Level	2025 Corporate Net Income	Initial Share Award (% of Target)
Threshold	$50.0 million	50%
Target	$67.0 million	100%
Maximum	$94.0 million	150%

3 Return on Invested Capital is a non-GAAP measure. See Appendix A for a definition.

The Committee set the following Corporate ROIC modifiers for the third year of the three-year performance period ending December 31, 2027:

2027 Corporate ROIC	Award Modifier
Less than or equal to 5.0%	-30%
6.0%	No impact
Equal to or greater than 7.0%	+30%
The calculated 2025 Corporate Net Income resulted in $50.1 million, which was above the Threshold objective level. Therefore, the performance shares granted in 2025 ultimately earned and issued for the 2025 grant will be 52.6% of the initial target number of shares, as increased or decreased up to 30% by the ROIC modifier described above and calculated at the three-year period ending December 31, 2027.
Policies and Practices Related to the Grant of Equity Awards Close in Time to the Release of Material Nonpublic Information
The Committee generally grants equity awards on a predetermined schedule. Generally at its first regularly scheduled meeting
of any fiscal year, the Committee reviews and approves the target values and award types of the equity compensation to be awarded (including SARs, RSUs and performance shares) to executive officers and other eligible employees. The grant of approved equity awards then occurs two business days after the filing of the Company’s Annual Report on Form
10-K
for the prior year. In certain circumstances, including the hiring or promotion of an eligible employee, the Committee (or the Chief Executive Officer and the Chief Human Resources Officer, with authority delegated by the Committee, as appropriate) may approve grants to be effective at other times. Such grants in 2025 were generally effective two business days after the filing of the Company’s first Quarterly Report on Form
10-Q
filed following the eligible employee’s hiring or promotion.
The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Instead, the timing of grants coincides with the Company’s annual compensation cycle, with awards approved at the first regularly scheduled Committee meeting of the new fiscal year to incentivize the eligible employees to deliver on the Company’s strategic objectives for the new fiscal year. In 2025, the Company did not award any SARs (or stock options) to the NEOs during any period beginning four business days before the filing of a periodic report on Form
10-Q
or Form
10-K
or the filing or furnishing of a current report on Form
8-K
disclosing material nonpublic information and ending one business day after the filing or furnishing of such report with the SEC.
Retention Award
As previously disclosed, in October 2024, Mr. Haire received a retention award consisting of $300,000 in cash (payable in two equal installments on December 31, 2025 and December 31, 2026) and 3,783 RSUs. The first installment of the cash portion of this retention award was paid in accordance with its terms during fiscal 2025 and is therefore reported in the “Bonus” column of the Summary Compensation Table below.

Retirement Benefits
Retirement Plan for Salaried Employees
Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Retirement Plan for Salaried Employees was replaced by the Savings and Investment Retirement Plan (“SIRP”), which provides for Company contributions into the employee’s SIRP account (see the discussion below in the “Savings and Investment Retirement Plan” section). The primary purpose of both the Retirement Plan for Salaried Employees and the SIRP is to retain valuable employees.
The amounts included in the Pension Benefits table are the present values of the benefits expected to be paid under the Retirement Plan for Salaried Employees in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Retirement Plan for Salaried Employees and the SIRP.
The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable, which would result in different pension benefit estimates.
Savings and Investment Retirement Plan
Pursuant to the SIRP, in each payroll period during 2025, the Company made a contribution to the SIRP account of each eligible employee, including the NEOs. The amount of the Company contribution in 2025 was a dollar-for-dollar
matching contribution of up to six percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee (subject to certain limits). All the NEOs received SIRP contributions in 2025 in the amounts set forth in the Summary Compensation Table.
Profit-Sharing Contributions
The Company may make additional profit-sharing contributions under the SIRP to each eligible employee, including the NEOs and salaried, hourly and union employees. The Company’s profit-sharing contributions are designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax-deferred
retirement savings vehicle for eligible employees while giving participants the incentive to optimize the Company’s financial results, and (iii) allow eligible employees to enjoy the benefits of the Company’s success.
Each year management determines, based on the Company’s financial results, whether to recommend to the Committee that the Company make a profit-sharing contribution to the accounts of eligible participants. The Committee reviews management’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval. In 2025, the Committee recommended a profit-sharing contribution that was based on 2.5% of the Company’s 2024 pre-tax
income, which was approved by the Board.

Employee Stock Ownership Plan
The Stepan Company Employee Stock Ownership Plan II (“ESOP II”), which is applicable to NEOs, is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.
Contributions to ESOP II are a part of the profit-sharing contribution under the SIRP as described in the “Profit-Sharing Contributions” section above and may be reallocated to ESOP II in shares of Company Common Stock. The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders. For 2025, the Committee approved a 100% allocation to ESOP II for eligible U.S. employees, including the NEOs.
Supplemental Executive Savings and Investment Retirement Contributions
The Board of Directors has the authority to approve supplemental contributions to provide retirement benefits to any executive affected by IRS limits on benefits that otherwise would be available through contributions to the SIRP. The supplemental contributions are provided to executives as a common executive benefit that allows the Company to be competitive for executive compensation and benefits. During 2025, all the NEOs were eligible to receive supplemental contributions in the amount by which a six percent contribution to the NEO’s SIRP account by the Company would exceed IRS limits. All supplemental contributions to the NEOs in 2025 are included in the Summary Compensation Table.
Perquisites
The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program because they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the perquisites provided to the NEOs and other executives.
The Company offers additional long-term disability
“top-up”
coverage to employees, including NEOs, whose long-term disability coverage is limited due to payout caps under the long-term disability coverage offered to all U.S. salaried employees.
All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The personal use value is computed using the IRS annual lease valuation rule. Other travel benefits, including spousal travel on a limited basis, are provided periodically. The Company also provides relocation benefits for newly hired executive officers.
The Company maintains one Company-owned condominium that is not used solely for business purposes. Executives, including the NEOs, are allowed to use this property for personal use if and when the property is not needed for business purposes. When the NEOs use this property for personal reasons, such values are included in the Summary Compensation Table under “All Other Compensation” based on the incremental cost to the Company.
Clawback Policy
The Company has adopted a Clawback Policy that applies to the Company’s executive officers who are subject to Section 16 of the Exchange Act. The current version of the policy applies to compensation received on or after October 2, 2023, and is intended to comply with applicable SEC and

NYSE requirements. Under this policy, in the event of a restatement of the Company’s financial statements, the Company will recover from all covered executives, regardless of fault and without regard to any taxes paid, compensation that would not have been paid had the restated financial statements initially been correct. The compensation that could be recovered includes short-term and long-term incentive compensation awarded based on the subsequently restated financial statements that was paid during the three completed fiscal years preceding the restatement. The previous version of the policy applies to compensation received prior to October 2, 2023. Under that version of the policy, in the event that any executive covered by the policy engages in willful misconduct or fraud that substantially contributes to a material restatement of the Company’s financial statements, the Company will recover from all covered executives compensation that would not have been paid had the restated financial statements initially been correct. The compensation that could be recovered includes short-term and long-term incentive compensation awarded based on the subsequently restated financial statements that was paid during the 12 months preceding the restatement.
Stock Ownership Policy
The NEOs are subject to a stock ownership policy. The Company instituted a stock ownership policy because it believes that ownership of Company stock is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Ownership of Company stock aligns NEOs’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.
The stock ownership policy, last amended in December 2022, is reviewed by the Committee, as needed, on a periodic basis against peer group and general industry benchmarks of stock ownership.
The stock ownership guidelines apply to all NEOs and certain other employees. The Company’s Chief Executive Officer is required to maintain ownership of shares with a value of at least five times his base salary; each other executive officer is required to maintain ownership of shares with a value of at least two and a half times his or her base salary; and each other participant is required to maintain ownership of shares with a value of at least one times his or her base salary. All executives, including the NEOs, are expected to reach and maintain the required stock ownership level within five years from their initial stock grant. In the event of a promotion that would require an increase in stock ownership under the terms of the policy, an executive has five years from the date of the promotion to achieve compliance with the new level of stock ownership requirements. During the first thirty-six months
of eligibility, all executives, including the NEOs, are encouraged, but not required, to progress toward compliance by making approximately twenty percent progress each year. After thirty-six
months of eligibility, all executives, including the NEOs, are required to demonstrate progress toward the stock ownership requirement by attaining eighty percent of the required level by year four and one hundred percent of the required level by year five. Recognizing the importance of retirement planning, an NEO may, commencing during the calendar year he or she attains the age of 61, reduce his or her holdings by ten percent per year up to fifty percent of his or her required ownership level by the calendar year he or she attains the age of 65.
The following shares count toward the stock ownership requirements: (i) shares owned directly or indirectly, (ii) shares owned in the Company’s ESOP II, (iii) shares owned in the Company’s Employee Stock Purchase Plan, (iv) shares held in any Company deferred compensation plan, (v) time-based restricted stock awards and (vi) unvested performance shares no longer subject to performance conditions. Stock options and SARs do not count towards the stock ownership requirement. No shares other than those stated above count toward the stock ownership requirements.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2026. If an executive fails to comply with the stock ownership policy and annual progress requirements, the executive must retain 100% of his or her vested long-term incentive plan shares until such executive is in compliance with the ownership requirement. In addition, all executive officers, including NEOs, are prohibited from selling Company stock acquired by exercising stock options until such executive is in compliance with the ownership requirement.

Insider Trading Policy
The Company has adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of the Company’s securities by directors, officers and employees. This policy prohibits directors, officers and covered employees from trading in the Company’s securities outside of trading window periods or without pre-clearance.
In addition, the Company follows certain processes for the repurchase of its securities. We believe that both the Insider Trading Policy and the processes applicable to the Company are reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. Among other things, the policy prohibits NEOs, officers, directors and employees from hedging the economic risk of their ownership in the Company’s Common Stock. The policy bars NEOs, officers, directors and employees from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities granted by the Company as compensation or held, directly or indirectly, by the
NEO
, officer, director or employee. In addition, the policy prohibits short-selling of the Company’s securities. The Company’s Insider Trading Policy is included as an exhibit to our Annual Report on Form
10-K
for the fiscal years ended December 31, 2025, which was filed with the SEC on February 26, 2026.
Post-Termination Benefits
On November 26, 2025, the Board approved and adopted the Stepan Company Key Executive Severance Benefit Plan (the “Severance Plan”), the key terms of which are summarized under “Potential Payments upon Termination or Change in Control” below. The Severance Plan is designed to provide severance compensation and benefits to selected employees (including the NEOs) in connection with certain involuntary terminations of employment and to promote stability and continuity of leadership. The Severance Plan supports the Company’s ability to attract and retain highly qualified executives, reduces the need for ad hoc negotiations at the time of involuntary termination, facilitates orderly transition of leadership, and aligns management’s interest with those of stockholders.
Impact of Tax and Accounting Considerations
The Company monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Human Capital and Compensation Committee Report

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

   HUMAN CAPITAL AND COMPENSATION COMMITTEE

Jan Stern Reed, Chair
Lorinda A. Burgess
Randall S. Dearth
Joaquin Delgado
Susan M. Lewis
Corning Painter

2025 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal year ended on December 31, 2025 (and, to the extent applicable, December 31, 2024, and December 31, 2023). Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
Luis E. Rojo President and Chief Executive Officer	2025	$940,000	—	$2,279,746	$800,003	$230,300	—	$76,993	$4,327,042
	2024	$624,129	—	$2,064,139	$225,005	—	—	$67,834	$2,981,107
	2023	$540,834	—	$656,514	$225,009	—	—	$57,555	$1,479,912

Ruben Velasquez (1)(2) Vice President and Chief Financial Officer	2025	$220,543	—	$290,639	$99,995	$41,022	—	$63,443	$715,642
	2024	—	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—	—

Robert J. Haire, Jr. Executive Vice President, Supply Chain	2025	$484,231	$150,000	$450,027	$149,990	$88,977	—	$33,939	$1,357,164
	2024	$470,350	$84,863	$734,852	$150,014	—	—	$38,385	$1,478,464
	2023	$306,667	—	$434,878	$150,005	—	—	$49,671	$941,221

Sean T. Moriarty Vice President and General Manager – Surfactants	2025	$486,336	—	$450,027	$149,990	$72,221	$12,878	$49,965	$1,221,417
	2024	$472,395	$85,171	$434,822	$150,014	—	—	$53,525	$1,195,927
	2023	$458,333	—	$437,677	$150,019	—	$18,376	$56,904	$1,121,309

Richard Stepan (2) Vice President and General Manager – Polymers	2025	$385,121	—	$337,491	$112,508	$86,074	—	$42,147	$963,341
	2024	—	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—	—

Samuel S. Hinrichsen (1) Former Interim Chief Financial Officer	2025	$270,109	—	$93,741	$31,249	—	—	$17,491	$412,590
	2024	$270,762	$28,500	$43,456	$14,985	—	—	$20,917	$378,620
	2023	—	—	—	—	—	—	—	—

(1) Mr. Velasquez was appointed Vice President and Chief Financial Officer effective July 15, 2025. Mr. Hinrichsen was promoted to Vice President and Interim Chief Financial Officer on October 29, 2024. Mr. Hinrichsen served as the Interim Chief Financial Officer until July 14, 2025, and Global Vice President, Finance and Investor Relations until his resignation on October 31, 2025.

(2) No information is provided with respect to the 2024 and 2023 fiscal years for Mr. Velasquez because he was not an NEO prior to the 2025 fiscal year. No information is provided with respect to 2024 and 2023 fiscal years for Mr. Stepan because he was not an NEO prior to the 2025 fiscal year.

(3) Amounts for 2025 include (a) the grant date fair value of RSUs granted during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, and (b) performance share awards that are subject to performance-based vesting conditions and reflect the probable outcome award value (target) at the date of the grant in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for a discussion of relevant assumptions used in calculating the fair values pursuant to FASB ASC Topic 718. These performance share awards are subject to achievement of the performance conditions as described in the section above entitled “Compensation

Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The maximum grant date values, assuming achievement of the highest level of performance conditions, would be:

Name	2025
Luis E. Rojo	$2,885,474
Ruben Velasquez	$176,754
Robert J. Haire, Jr.	$292,536
Sean T. Moriarty	$292,536
Richard Stepan	$219,327
Samuel S. Hinrichsen	$60,937

(4) Amounts for 2025 include the grant date fair value of SARs granted during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for a discussion of relevant assumptions used in calculating the fair values pursuant to FASB ASC Topic 718.

(5) Amounts for 2025 include Company contributions (including profit-sharing contributions) to each NEO’s defined contribution accounts as follows: Mr. Rojo: $76,993; Mr. Velasquez: $63,443; Mr. Haire: $33,939; Mr. Moriarty: $49,965; Mr. Stepan: $42,147; and Mr. Hinrichsen: $17,491. Amounts for 2025 for NEOs (other than Messrs. Velasquez and Hinrichsen) also include long-term disability insurance premiums. Amounts for 2025 include the following perquisites and other personal benefits: for all NEOs other than Mr. Hinrichsen, airline club memberships; for all NEOs (other than Messrs. Velasquez and Hinrichsen), personal use of Company-leased vehicles; for Messrs. Haire and Moriarty, spousal travel; for Mr. Stepan and Mr. Hinrichsen, personal and family use of the Company-owned condominium; and for Mr. Velasquez, relocation ($10,000) and moving expenses ($39,622).

2025 Grants of Plan-Based Awards

	Type of Award (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name			Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Luis E. Rojo	MIP	—	$0	$940,000	$1,880,000
	SA	3/3/2025				13,365	26,729	52,122				$1,479,717
	SAR	3/3/2025								37,736	$59.86	$800,003
	RSU	3/3/2025							13,365			$800,029

Ruben Velasquez	MIP	—	$0	$167,438	$334,875
	SA	8/8/2025				1,019	2,037	3,972				$90,647
	SAR	8/8/2025								5,714	$49.09	$99,995
	RSU	8/8/2025							4,074			$199,993

Robert J. Haire, Jr	MIP	—	$0	$363,173	$726,347
	SA	3/3/2025				1,253	2,506	4,887				$150,009
	SAR	3/3/2025								7,075	$59.86	$149,990
	RSU	3/3/2025							5,012			$300,018

Sean T. Moriarty	MIP	—	$0	$364,752	$729,504
	SA	3/3/2025				1,253	2,506	4,887				$150,009
	SAR	3/3/2025								7,075	$59.86	$149,990
	RSU	3/3/2025						5	5,012			$300,018

Richard Stepan	MIP	—	$0	$288,841	$577,682
	SA	3/3/2025				940	1,879	3,664				$112,477
	SAR	3/3/2025								5,307	$59.86	$112,508
	RSU	3/3/2025							3,759			$225,014

Samuel S. Hinrichsen	MIP	—	$0	$144,000	$288,000
	SA	3/3/2025				261	522	1,018				$31,247
	SAR	3/3/2025								1,474	$59.86	$31,249
	RSU	3/3/2025							1,044			$62,494

(1)	Type of Award: MIP – Management Incentive Plan award; SA – stock award (performance shares); RSU – restricted stock units; SAR – stock appreciation rights.

(2)

Reflects Target payouts under the Company’s Management Incentive Plan. These Target amounts are based on the NEO’s current salary and position as of the date of grant. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Reflects the SARs exercise price, which is the average of the opening price and closing price on the date of the grant.

(4)

Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards and SARs granted during the fiscal year ended December 31, 2025. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for a discussion of relevant assumptions used in calculating the fair values pursuant to FASB ASC Topic 718. The performance share awards are subject to achievement of the performance conditions as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The grant date fair values of performance share awards are calculated using the most probable outcome of applicable performance conditions.

Outstanding Equity Awards at 2025 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Luis E. Rojo	7,461		$70.86	5/1/2028	24,170	$1,144,691	26,667	$1,262,949
	13,499		$92.29	2/19/2029
	13,884		$102.30	2/18/2030
	11,099		$123.73	2/16/2031
	13,449		$111.26	2/15/2032
	3,796	1,899	$109.92	2/13/2033
	2,342	4,685	$87.50	3/3/2034
		37,736	$59.86	3/2/2035
Ruben Velasquez		5,714	$49.09	8/7/2035	4,074	$192,945	1,071	$50,723

Robert J. Haire, Jr.	3,162	1,582	$90.95	4/30/2033	8,597	$407,154	1,318	$62,420
	1,561	3,124	$87.50	3/3/2034
		7,075	$59.86	3/2/2035

Sean T. Moriarty	3,797		$78.58	2/20/2027	6,610	$313,050	1,318	$62,420
	3,218		$72.99	2/20/2028
	10,124		$92.29	2/19/2029
	10,413		$102.30	2/18/2030
	9,867		$123.73	2/16/2031
	10,087		$111.26	2/15/2032
	2,531	1,266	$109.92	2/13/2033
	1,561	3,124	$87.50	3/3/2034
		7,075	$59.86	3/2/2035

Richard Stepan	751		$92.29	2/19/2029	4,958	$234,811	988	$46,792
	1,737		$102.30	2/18/2030
	7,399		$123.73	2/16/2031
	7,565		$111.26	2/15/2032
	1,898	949	$109.92	2/13/2033
	1,171	2,342	$87.50	3/3/2034
		5,307	$59.86	3/2/2035

Samuel S. Hinrichsen	253		$109.92	1/31/2026
	156		$87.50	1/31/2026

(1)	Reflects SARs that vest as set forth in the table below.

Name	SARs (#)	Vesting Date
Luis E. Rojo	1,899	2/14/2026
	2,342	3/4/2026
	2,343	3/4/2027
	12,578	3/3/2026
	12,579	3/3/2027
	12,579	3/3/2028
Ruben Velasquez	1,904	8/8/2026
	1,905	8/8/2027
	1,905	8/8/2028
Robert J. Haire, Jr.	1,582	5/1/2026
	1,562	3/4/2026
	1,562	3/4/2027
	2,358	3/3/2026
	2,358	3/3/2027
	2,359	3/3/2028
Sean T. Moriarty	1,266	2/14/2026
	1,562	3/4/2026
	1,562	3/4/2027
	2,358	3/3/2026
	2,358	3/3/2027
	2,359	3/3/2028
Richard Stepan	949	2/14/2026
	1,171	3/4/2026
	1,171	3/4/2027
	1,769	3/3/2026
	1,769	3/3/2027
	1,769	3/3/2028

(2)	Reflects RSUs that vest as set forth in the table below.

Name	RSUs (#)	Vesting Date
Luis E. Rojo	683	2/14/2026
	857	3/4/2026
	858	3/4/2027
	4,203	12/31/2026
	4,204	12/31/2027
	4,455	3/3/2026
	4,455	3/3/2027
	4,455	3/3/2028
Ruben Velasquez	1,358	8/8/2026
	1,358	8/8/2027
	1,358	8/8/2028
Robert J. Haire, Jr	550	5/1/2026
	571	3/4/2026
	572	3/4/2027
	1,892	12/31/2026
	1,670	3/3/2026
	1,671	3/3/2027
	1,671	3/3/2028

Name	RSUs (#)	Vesting Date
Sean T. Moriarty	455	2/14/2026
	571	3/4/2026
	572	3/4/2027
	1,670	3/3/2026
	1,671	3/3/2027
	1,671	3/3/2028
Richard Stepan	341	2/14/2026
	429	3/4/2026
	429	3/4/2027
	1,253	3/3/2026
	1,253	3/3/2027
	1,253	3/3/2028

(3)	The market value of stock awards reported in this table is based on the $47.36 closing market price of the Company’s Common Stock on December 31, 2025.

(4)

Reflects stock awards that will vest as set forth in the table below based on the Company’s achievement of pre-established performance goals as described below. For Mr. Rojo, 6,304 of the performance shares will be earned and vest on December 31, 2027, if the daily closing price of Common Stock is greater than or equal to $100.00 per share for 20 consecutive trading days between the date of grant and December 31, 2027 and an additional 6,304 performance shares will be earned and vest on December 31, 2027, if the daily closing price of Common Stock is greater than or equal to $150.00 per share for 20 consecutive trading days between the date of grant and December 31, 2027. For the remainder of Mr. Rojo’s performance shares and all performance shares set forth in the table above for the other NEOs, the number of shares that vest following the ROIC performance period ending December 31, 2027 will be determined based on the number of shares earned after the one-year Corporate Net Income measurement period ended December 31, 2025, with the shares earned increased or decreased based on the third year ROIC achieved for the three-year period ending December 31, 2027. The number of shares reported in the table above is based on actual Corporate Net Income performance for the completed one year period and target ROIC performance for the performance period ending December 31, 2027.

2025 Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Luis E. Rojo	—	—	8,324	$770,599
Ruben Velasquez	—	—	—	$—
Robert J. Haire, Jr	—	—	3,012	$249,961
Sean T. Moriarty	—	—	2,963	$315,488
Richard Stepan	—	—	2,222	$236,594
Samuel S. Hinrichsen.	—	—	264	$27,958

(1)	The stock awards, which were granted in 2022, vested in 2025 as a result of the Company achieving certain financial performance targets during the performance period ended December 31, 2024.

2025 Pension Benefits

The pension values included in the table below are the present value of the benefits expected to be paid in the future under the Company’s Retirement Plan for Salaried Employees. The amount of each future payment is based on the current accrued pension benefit and the values of the benefits issued under these plans are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. The Company froze the Retirement Plan for Salaried Employees in 2006. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees amounts included in the Present Value of Accumulated Benefit column, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.

•	Normal Retirement: Age 65.

•

Early Retirement: Retirement before age 65 and on or after both attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 0.33% per month for each month between the date on which payments begin and the date of the participant’s 63rd birthday.

•	Service: Credited from the date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: Highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by the Internal Revenue Code of 1986, as amended (the “Code”) regulations.

The specific assumptions used in estimating the amounts in the Present Value of Accumulated Benefit column include:

•

Assumed Retirement Age: Pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: The applicable discount rate as of December 31, 2025, was 5.5%.

•

Mortality Table: The mortality table used as of December 31, 2023, is the Pri-2012 table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality. The mortality table used as of December 31, 2024, is the Pri-2012 base table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using the Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality. The mortality table used as of December 31, 2025, is the Pri-2012 base table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using the Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Luis E. Rojo	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Ruben Velasquez	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Robert J. Haire, Jr	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Sean T. Moriarty	Retirement Plan for Salaried Employees	13.8	$ 188,586	$ 12,878
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Richard Stepan	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A
Samuel S. Hinrichsen	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

2025 Nonqualified Deferred Compensation

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in June of each year for the amounts to be earned for that year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change as allowed under the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over three, five or ten years, as elected by the executive.

Executives may also elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Stepan Company Performance Award Deferred Compensation Plan (effective January 1, 2008) (the “Performance Award Deferred Compensation Plan”). Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
Luis E. Rojo	Management Incentive Plan	—	—	(69,119)	—	192,959
	Performance Award Deferred Compensation Plan	—	—	161,798	—	1,554,482
Ruben Velasquez	Management Incentive Plan	—	—	—	—	—
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Robert J. Haire, Jr	Management Incentive Plan	—	—	—	—	—
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Sean T. Moriarty	Management Incentive Plan	—	—	(78,470)	—	361,049
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Richard Stepan	Management Incentive Plan	86,074	—	177,010	—	614,174
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Samuel S. Hinrichsen	Management Incentive Plan	—	—	—	—	—
	Performance Award Deferred Compensation Plan	—	—	(13,061)	—	7,591

(1)

Reflects annual incentive awards deferred under the Management Incentive Plan for 2025, which otherwise would have been paid in 2026. The amounts deferred pursuant to the Management Incentive Plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2025. Also reflects performance share awards deferred under the Performance Award Deferred Compensation Plan for the performance period ended on December 31, 2025, which otherwise would have been distributed in 2026.

(2)	These amounts are not included in the Summary Compensation Table for 2025 because the amounts included in this column do not include above-market or preferential earnings.

(3)	The following amounts reported in this column previously were reported as compensation in prior years’ Summary Compensation Tables: Mr. Rojo: $1,556,899; Mr. Moriarty: $47,554.

Potential Payments upon Termination or Change in Control

In addition to the Severance Plan adopted in 2025 (described below), the Company has the following standing contracts, agreements, plans or other arrangements with its executives that provide for severance payments to NEOs in connection with a termination or change in control of the Company: (1) benefits and payments disclosed in the 2025 Pension Benefits and 2025 Nonqualified Deferred Compensation tables above, (2) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of executive officers and that are generally available to all salaried employees, and (3) long-term incentive awards, which provide for accelerated vesting on termination or change in control as described below.

On November 26, 2025, the Board approved and adopted the Severance Plan. The Severance Plan is designed to provide severance compensation and benefits to selected employees in connection with a qualifying termination (as defined in the Severance Plan). In the event of an (i) involuntary termination without cause (as defined in the Severance Plan) that does not occur on or within twenty-four (24) months after a change in control (as defined in the Severance Plan) or (ii) a change in control termination, which means (A) an involuntary termination without cause or (B) a constructive termination (as defined in the Severance Plan), in either case that occurs on or within twenty-four (24) months after a change in control, the executive is entitled to the following payments and benefits:

•

Cash Severance: a lump sum amount equal to (i) the sum of the executive’s base salary plus target annual bonus multiplied by (ii) the number of months in the severance period (as defined in the Severance Plan), as set forth in the chart below.

Tier	Severance Period – Involuntary Termination Without Cause	Severance Period – Change in Control Termination	NEO Tier Designation

1	18 months	36 months	Mr. Rojo, President and Chief Financial Officer

2	12 months	24 months	Mr. Velasquez, Vice President and Chief Financial Officer
Mr. Haire, Executive Vice President, Supply Chain
Mr. Moriarty, Vice President and General Manager – Surfactants
Mr. Stepan, Vice President and General Manager – Polymers

•

Health Insurance Premiums: if the executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay an amount equal to the different between (i) the total amount the Company paid as a monthly premium for the executive’s participation in such plan immediately prior to the executive’s qualifying termination and (ii) the amount the executive was required to pay as a monthly premium for participation in such plan, or will provide coverage under the Company’s self-funded broad based health insurance plans, on behalf of the executive and the executive’s eligible dependents, until the earliest of: (a) the end of the severance period, (b) the expiration of the executive’s eligibility under COBRA, or (c) the date when the executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self employment.

In the event that actual payments to an executive under the Severance Plan are determined in certain cases to be subject to excise taxes, the payments to be paid will be set to the “reduced amount,” representing either (i) the largest portion of the payments that would result in no portion being subject to excise taxes, or (ii) the entire payments, whichever amount, after taking into account all applicable taxes, including excise taxes, results in the executive receiving, on an after tax basis, the greatest economic benefit notwithstanding that all or some portion may be subject to the excise tax.

Payments under the Severance Plan are subject to the execution by the executive of a general release of the company. An executive will not receive benefits (or will receive reduced benefits) under the Severance Plan if (i) the executive’s employment is terminated by either the company or the executive for any reason other than a qualifying termination, (ii) the executive fails to comply with the terms of any restrictive covenant agreement with the company, (iii) the executive fails to execute the general release, or (iv) the executive fails to return all property belonging to the company.

RSUs and SARs granted under the Company’s 2022 Equity Incentive Compensation Plan, as amended and restated, vest on a pro rata basis upon retirement and vest in full upon a termination of employment due to death or disability. The RSUs granted to Mr. Haire in November 2024 as a retention award vest on a pro rata basis upon a termination by the Company without cause. Performance shares granted under the Company’s 2022 Equity Incentive Compensation Plan or under the Company’s 2011 Incentive Compensation Plan remain outstanding and eligible to vest based on actual performance on a pro rata basis in the case of retirement and in full in the case of death or disability. Under the 2022 Equity Incentive Compensation Plan, (a) if a replacement award is not granted, upon a change in control or (b) if a replacement award is granted, upon a termination by the Company without cause or a termination by the employee for good reason within two years following a change in control, outstanding RSUs and SARs vest in full and performance shares vest at the applicable target payout. The 2011 Incentive Compensation Plan does not require accelerated vesting of (i) RSUs or SARs in the event a termination of employment due to retirement, death or disability or in connection with a change in control or (ii) performance shares in connection with a change in control.

The table below quantifies the estimated benefit to each NEO (other than Mr. Hinrichsen) in connection with a trigger occurring on the last business day of the Company’s 2025 fiscal year based on a share price of $47.36, the closing price of the Company’s Common Stock on December 31, 2025, and assuming a qualifying termination on December 31, 2025. The performance share amounts for all NEOs assume performance at target levels for the applicable performance periods.

Name	Type	Retirement ($)	Death or Disability ($)	Qualifying Termination in Connection with Change in Control ($)	Qualifying Termination Outside of a Change in Control ($)
Luis E. Rojo	RSUs	232,253	1,144,691	1,144,691	—
	SARs	—	—	—	—
	Performance Shares	720,535	1,863,000	1,863,000	—
	Cash Severance	—	—	5,640,000	2,820,000
	COBRA	—	—	76,361	38,181
	Total	952,788	3,007,692	8,724,053	2,858,181
Ruben Velasquez	RSUs	21,454	192,945	192,945	—
	SARs	—	—	—	—
	Performance Shares	32,157	96,472	96,472	—
	Cash Severance	—	—	1,662,500	831,250
	COBRA	—	—	—	—
	Total	53,612	289,417	1,951,917	831,250

Name	Type	Retirement ($)	Death or Disability ($)	Qualifying Termination in Connection with Change in Control ($)	Qualifying Termination Outside of a Change in Control ($)
Robert J. Haire, Jr	RSUs	94,909	407,154	407,154	47
	SARs	—	—	—	—
	Performance Shares	39,546	118,684	118,684	—
	Cash Severance	—	—	1,694,809	847,404
	COBRA	—	—	45,093	22,547
	Total	134,455	525,838	2,265,740	869,998
Sean T. Moriarty	RSUs	97,609	313,050	313,050	—
	SARs	—	—	—	—
	Performance Shares	39,546	118,684	118,684	—
	Cash Severance	—	—	1,702,176	851,088
	COBRA	—	—	50,892	25,446
	Total	137,155	431,734	2,184,802	876,534
Richard Stepan	RSUs	73,219	234,811	234,811	—
	SARs	—	—	—	—
	Performance Shares	29,647	88,989	88,989	—
	Cash Severance	—	—	1,347,924	673,962
	COBRA	—	—	50,908	25,454
	Total	102,866	323,800	1,722,631	699,416

As noted above, Mr. Hinrichsen’s employment terminated as a result of his resignation on October 31, 2025. Mr. Hinrichsen did not receive any severance or other benefits in connection with his termination of employment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of the Company’s median employee to the annual total compensation of Luis E. Rojo, the Company’s President and Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. The Company calculated the median employee’s and the President and Chief Executive Officer’s annual total compensation consistent with the disclosure requirements for the Summary Compensation Table. For the fiscal year ended December 31, 2025:

•	The median of the annual total compensation of all employees of the Company, except the President and Chief Executive Officer, was $154,576;

•	The annual total compensation of the Company’s President and Chief Executive Officer was $4,327,042; and

•

The ratio of the median of the annual total compensation of all Company employees, other than the Company’s President and Chief Executive Officer, to the annual total compensation of the Company’s President and Chief Executive Officer was approximately 1 to 28.

There have been no changes to our employee population or employee compensation arrangements during the last fiscal year that we believe would significantly affect our pay ratio disclosure and, as a result, we are not required to re-identify our median employee for 2025. However, we used a different median employee for 2025 because the original median employee who was identified during 2024 left the Company. As permitted by SEC rules, the new median employee used for 2025 is an employee whose compensation was substantially similar to the compensation of the original median employee from 2024, based on the methodology used to select the original median employee.

The Company chose December 31, 2024, as the date for determining the employee population used to identify the original median employee. The Company identified the original median employee using the base salaries of all employees globally, converting local currency non-U.S. base salaries into U.S. dollars using December 31, 2024, exchange rates. Permanent employees who joined in 2024 and permanent employees who were on leave during 2024 were assumed to have worked for the entire year. The Company used base salaries to identify the original median employee because the Company does not widely distribute annual equity awards to employees and because this measure approximately reflects the total annual compensation of employees.

Pay Versus Performance Table
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between compensation actually paid (“CAP”), as defined in Item 402(v), and performance.

Year	Summary Compensation Table Total for First Principal Executive Officer (PEO) (1)	Compensation Actually Paid to First PEO (2)(3)	Summary Compensation Table Total for Second PEO (1)	Compensation Actually Paid to Second PEO (2)	Summary Compensation Table Total for Third (PEO) (1)	Compensation Actually Paid to Third PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (NEOs) (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions) (4)	Adjusted Net Income (millions) (5)
									Total Shareholder Return	Peer Group Total Shareholder Return (3)

2025	$4,327,042	$2,354,252	—	—	—	—	$934,031	$690,083	$43	$116	$46.9	$41.7
2024	$2,981,107	$1,774,334	$4,665,076	$299,459	—	—	$1,060,336	$581,851	$57	$119	$50.4	$50.5
2023	—	—	$4,123,893	$1,047,254	—	—	$1,166,988	$486,718	$82	$123	$40.2	$50.7
2022	—	—	$4,959,346	$5,118,772	$4,745,670	$243,286	$1,622,615	$1,470,109	$91	$112	$147.2	$153.5
2021	—	—	—	—	$5,380,963	$5,838,352	$1,556,535	$1,666,269	$105	$124	$137.8	$143.5

(1)
Luis E. Rojo was the PEO for 2025. For 2024, the first PEO listed is Mr. Rojo, who became President and
Chief
Executive Officer on October 29, 2024. The second PEO listed is Scott R. Behrens, who served as President and Chief Executive Officer from April 25, 2022 until October 29, 2024. The third PEO listed is F. Quinn Stepan, Jr., who served as President and Chief Executive Officer until during 2021 and until April 25, 2022. Our other NEOs for the covered years were as follows:

2021	2022	2023	2024	2025

Luis E. Rojo	Luis E. Rojo	Luis E. Rojo	Samuel S. Hinrichsen	Ruben Velasquez
Arthur W. Mergner	Arthur W. Mergner	Arthur W. Mergner	Robert J. Haire, Jr.	Robert J. Haire, Jr.
Sean T. Moriarty	David G. Kabbes	David G. Kabbes	David G. Kabbes	Sean T. Moriarty
Scott R. Behrens	Sean T. Moriarty	Sean T. Moriarty	Sean T. Moriarty	Richard Stepan
		Robert J Haire, Jr.		Samuel S. Hinrichsen

(2)	The following adjustments relating to equity awards were made to total compensation to determine CAP for 2025:

Year	Value of Equity Awards Disclosed in the Summary Compensation Table (Stock Awards and Option Awards Columns)		Year End Value of Equity Awards Granted During the Covered Year	Change in Fair Value of Outstanding and Unvested Equity Awards as of Covered Year-End		Fair Value of Awards Granted and Vesting in the Covered Year	Value of Awards Granted in Prior Years Vesting During the Covered Year		Value of Awards Granted in Prior Years that Fail to Meet Applicable Vesting Conditions During the Covered Year		Total Equity Award Adjustments
2025 PEO	-$	3,079,750	$1,620,565	-$	426,352	$0	-$	87,254		$0	-$	1,972,791
2025 Average Non-PEO NEO	-$	433,131	$263,722	-$	49,958	$0	-$	18,740	-$	3,264	-$	241,371

The valuation methodologies used to calculate fair values for each measurement date do not materially differ from those used at the time of grant of each respective award.

The following adjustments relating to the Company’s frozen defined benefit and pension plans (as applicable) were made to total compensation for each year to determine CAP:

Year	Reported Values Deducted		Calculated Values Added
2025 PEO		$0	$0
2025 Average Non-PEO NEO	-$	2,577	$0

(3)	Represents the cumulative total shareholder return (“TSR”) for the Dow Jones U.S. Ch emic als Index.

(4)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (GAAP net income).

(5)
Adjusted net income represents the most important financial performance measure used by the Company to link CAP for 2025 to Company performance given that it is the core measure from which Corporate Net Income is derived for purposes of the annual incentive awards and performance shares.
5

Analysis of the Information Presented in the Pay versus Performance Table
The graphics below depict the relationship between (a) CAP and Company TSR, and Dow Jones U.S. Chemicals Index TSR (referred to as the “peer group TSR” for purposes of Item 402(v) of
Regulation S-K),
and (b)
between
CAP and GAAP net income and adjusted net income.

5
Adjusted net income is a financial measure that has not been calculated pursuant to U.S. GAAP. See Appendix A for further discussion and a reconciliation of this non-GAAP
financial measure to net income, the most directly comparable GAAP measure.

Tabular List of Financial Performance Measures
The most important financial performance measures used by the Company to link executive CAP to the Company’s PEOs and NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Financial Performance Measures
Adjusted net income
Return on invested capital
Profitability of strategic growth areas
Business unit operating income
Adjusted EBITDA

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Human Capital and Compensation Committee reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee engaged Exequity as its independent consultant for Board compensation for 2025. Exequity advises the Committee on Board compensation matters such as the annual retainer fee, Board committee chair fees, and stock awards based on the Company’s peer group and market competitiveness. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. The Human Capital and Compensation Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, Board committee chair fees, and stock awards, and recommends adjustments as it deems appropriate. For 2025, the Human Capital and Compensation Committee recommended, and the Board approved, a $10,000 increase in the Annual Director Retainer Fee (defined below) to $110,000 and a $10,000 increase to the value of the Annual Stock Award to $135,000.

Directors’ Fees

For the fiscal year ended December 31, 2025, directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $110,000. The non-executive Chairman of the Board was paid an additional annual fee of $225,000. The Lead Independent Director was paid an additional annual fee of $20,000, the Chair of the Audit Committee was paid an additional annual fee of $20,000, the Chair of the Human Capital and Compensation Committee was paid an additional annual fee of $20,000, the Chair of the Compliance Committee was paid an additional annual fee of $20,000, and the Chair of the Nominating and Corporate Governance Committee was paid an additional annual fee of $20,000. No fees or other compensation for service as a director were paid to directors who were also employees of the Company.

Directors Deferred Compensation Plan

A Non-Employee Director may defer receipt of his or her director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan (as amended and restated as of January 1, 2012) (the “Directors Deferred Compensation Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Common Stock or cash, depending upon the election made by the Non-Employee Director.

Stock Awards and Incentive Compensation Program for Non-Employee Directors

Pursuant to the 2022 Equity Incentive Compensation Plan, as amended and restated effective April 29, 2025, and upon the terms and conditions as recommended by the Human Capital and Compensation Committee and determined by the Board of Directors, each Non-Employee Director serving as a director of the Company on the date of the annual meeting of stockholders each year is typically awarded an annual stock award (“Annual Stock Award”). At the Non-Employee Director’s election, the Annual Stock Award is either delivered at the time of the grant or deferred. For 2025, each Non-Employee Director serving as a director of the Company on April 29, 2025, received an Annual Stock Award of 2,500 shares of Common Stock. The number of shares was determined by dividing $135,000 by $54.26, the average of the opening and closing prices of Common Stock on the day of grant. The Annual Stock Award is vested upon grant and dividend equivalents are credited on deferred Annual Stock Awards.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy that requires each Non-Employee Director to own a minimum amount of Common Stock equivalent in value to five times the current Annual Director Retainer Fee. During the first thirty-six months of service eligible directors are encouraged, but not required, to progress toward compliance in twenty percent increments up to sixty percent. After thirty-six months of service eligible Directors are required to demonstrate progress toward the stock ownership requirement by complying with eighty percent of the required ownership level after year four and one hundred percent of the required ownership level after five years. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock options do not count towards the stock ownership requirements unless actually exercised.

Each Non-Employee Director has five years from the date of his or her initial election or appointment as a director to achieve compliance with these stock ownership requirements. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are in compliance with stock ownership requirements; Non-Employee Directors appointed over five years ago are in full compliance and Non-Employee Directors appointed within the last five years have made the requisite progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level must retain 100% of his or her vested shares (after tax) until compliance is achieved.

Insider Trading Policy

The Company’s Insider Trading Policy also applies to Non-Employee Directors. This policy prohibits Non-Employee Directors from trading in the Company’s securities outside of trading window periods or without pre-clearance. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. Among other things, the policy prohibits Non-Employee Directors from hedging the economic risk of their ownership in the Company’s Common Stock or short-selling the Company’s securities.

2025 Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash	Stock Awards (3)	Total
Lorinda A. Burgess	$130,000	$134,975	$264,975
Randall S. Dearth	$143,460	$134,975	$278,435
Joaquin Delgado	$130,000	$134,975	$264,975
Susan M. Lewis	$110,000	$134,975	$244,975
Corning F. Painter (1)(2)	$61,648	$119,436	$181,084
Jan Stern Reed	$130,000	$134,975	$264,975
F. Quinn Stepan, Jr.	$335,000	$134,975	$469,975
Edward J. Wehmer (1)	$43,333	$134,975	$178,308

(1)	Mr. Painter’s term as a director began on June 9, 2025. Mr. Wehmer’s term as director ended on April 29, 2025.

(2)	Mr. Painter received a prorated annual stock award because his term as director began after the date of the 2025 annual meeting of stockholders.

(3)

Reflects stock awards granted May 12, 2025, which were vested upon grant. Each Non-Employee Director was awarded 2,500 shares. The value is based on the market value of the Company’s Common Stock of $54.26, the average of the opening and closing prices of Common Stock on the day of the grant in accordance with FASB ASC Topic 718. For information regarding outstanding stock awards held by certain Non-Employee Directors as of the end of fiscal year 2025, see “Security Ownership of the Board of Directors and Management.”

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company is including in this proxy statement a non-binding advisory vote to approve the compensation of the Company’s NEOs. Each year, the Company asks for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs. The compensation paid in 2025 is described in this proxy statement in the Compensation Discussion and Analysis as well as the compensation tables and related narratives. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Human Capital and Compensation Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or may “ABSTAIN” from voting on the resolution. Approval of this proposal requires the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on this matter. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2025 Annual Meeting of Stockholders, the Company’s executive compensation was approved by 96% of the shares present and entitled to vote (counting abstentions as votes against) at the meeting on the proposal. The Board of Directors and the Human Capital and Compensation Committee considered these voting results when they made decisions regarding the compensation of the Company’s NEOs. Unless the Board of Directors modifies its determination on the frequency of future Say-on-Pay votes, the next such advisory vote will be held at the 2026 Annual Meeting of Stockholders. The Company anticipates next seeking an advisory vote on the frequency of Say-on-Pay votes at its 2029 Annual Meeting of Stockholders.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for market-competitive levels of compensation; and

•	attract and retain employees of outstanding ability.

In support of these objectives, the Human Capital and Compensation Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2025, incentive pay was directly connected to Company and individual performance. See the “Short-Term Incentive

Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base salaries were surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2025 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Compensation Peer Group and Survey Data” section in the Compensation Discussion and Analysis of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the NEOs with the Interests of Stockholders. The Human Capital and Compensation Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive and are aligned with stockholder value. Information related to the amount of NEO compensation that is paid as RSUs, SARs and performance shares is described in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis of this proxy statement.

•

Stock Ownership Policy. The Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section in the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

•

Hedging and Trading Restrictions. The Company has an Insider Trading Policy that prohibits directors, officers and employees from trading in the Company’s securities outside of trading window periods or without pre-clearance. In addition, the Insider Trading Policy prohibits directors, officers and certain other employees from the economic risk of their ownership in the Company’s Common Stock and prohibits short-selling of the Company’s securities.

•

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

As summarized above, the compensation earned by the Company’s NEOs for 2025 was generally aligned with both the Company’s pay for performance philosophy and 2025 Company performance. You should read the Compensation Discussion and Analysis and the compensation tables in this proxy statement in determining whether to approve this proposal. For the reasons discussed above, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote, on an advisory basis, FOR the above resolution approving the compensation of the Company’s NEOs.

Equity Compensation Plan Information

The following table provides information as of December 31, 2025, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,442,389	(1)	91.33	(2)	908,195
Equity compensation plans not approved by security holders	—		—		—

Total	1,442,389		$91.33		908,195

(1)	Includes unvested performance share awards, with the number of performance shares based on the probable number of shares that will ultimately vest given the projected level of performance.

(2)	Excludes restricted stock units and performance share awards.

AUDIT COMMITTEE REPORT

The Audit Committee has:

(a)

reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2025;

(b)	discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

(c)

received and reviewed the written disclosures and the letter from Deloitte required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2025, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

AUDIT COMMITTEE

Lorinda A. Burgess, Chair Randall S. Dearth Joaquin Delgado Susan M. Lewis Corning F. Painter Jan Stern Reed

The information contained in the Audit Committee Report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL NO. 3: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2026

The Audit Committee has selected Deloitte as the independent registered public accounting firm for the Company for 2026. Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for 2026 is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Deloitte for stockholder ratification as a matter of good corporate governance practice. The Audit Committee will take the results of the stockholder vote regarding Deloitte’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

PROPOSAL: Upon the recommendation of the Audit Committee, the Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for fiscal year 2026.

Independent Registered Public Accounting Firm Fees

The following table presents fees and out-of-pocket expenses for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2025, and December 31, 2025, and fees billed for other services rendered by Deloitte during those periods:

	2025	2024
Audit Fees (a)	$2,655,300	$2,869,500
Audit-Related Fees (b)	$52,600	$431,200
Tax Fees (c)	$652,600	$455,900
All Other Fees (d)	—	$—

Total	$3,360,500	$3,235,800

(a)

Audit services consist of the audit of the Company’s annual consolidated financial statements, the review of the Company’s quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits.

(b)	Audit-Related Fees consist of transactional due diligence support and fees paid to Deloitte by one of the Company’s employee benefit plans in connection with an audit of the plan.

(c)	Tax Fees consist of tax advisory services, assistance with tax return filings in certain foreign jurisdictions, and preparation of expatriate tax returns.

(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. The policy provides guidance as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with applicable rules on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Chair or another designated member of the Audit Committee the authority to grant specific pre-approval between meetings provided that the Chair or designated member reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting.

All of the services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements.

2027 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2027 Annual Meeting of Stockholders, in accordance with SEC Rule 14a-8, the Company must receive the proposals at its headquarters at 1101 Skokie Boulevard, Northbrook, Illinois 60062, no later than November 25, 2026. Rule 14a-8 and related guidance provide that certain stockholder proposals may be excluded from a proxy statement. We will evaluate any stockholder proposal received and may exclude such stockholder proposal if permitted in accordance with such rule and guidance.

A stockholder that intends to nominate a candidate for election as a director or to present business at the 2027 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not earlier than 120 days nor later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2026 Annual Meeting is scheduled for April 28, 2026, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director or a stockholder proposal submitted other than pursuant to Rule 14a-8 no earlier than December 29, 2026, nor later than January 28, 2027.

In the event the 2027 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2026 Annual Meeting, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the close of business on the tenth day following the date on which notice of the 2027 Annual Meeting is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under the Company’s By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically to the Company at its headquarters no later than 60 calendar days prior to the anniversary date of the 2026 Annual Meeting (for the 2027 Annual Meeting of Stockholders, no later than March 1, 2027 (the first business day following February 27, 2027)). However, if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

A stockholder or other interested party may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, 1101 Skokie Boulevard, Northbrook, Illinois 60062. Mail addressed to a specific director or Board committee will be delivered to that director or Board committee. The Secretary initially reviews all correspondence to directors and delivers the correspondence to the addressee, as appropriate. Correspondence that is unrelated to the duties and responsibilities of the Board will not be distributed to the Board, including spam, product complaints or inquiries, new product suggestions, resumes or job inquiries, advertisements or any inappropriate communications.

ANNUAL REPORT TO STOCKHOLDERS

The Company has filed an Annual Report on Form 10-K for the year ended December 31, 2025, with the SEC. Stockholders may obtain, free of charge, a copy of the 2025 Annual Report on Form 10-K by writing to Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062. Copies of exhibits will be provided upon request and payment of a nominal fee equal to the Company’s expense in furnishing such exhibits. The Company’s 2025 Annual Report on Form 10-K is also available at http://www.edocumentview.com/SCL.

By order of the Board of Directors,

Shawn G. Lisle
Vice President, General Counsel and Secretary

Northbrook, Illinois

March 25, 2026

Appendix A

Discussion and Reconciliation of GAAP and Non-GAAP Financial Measures

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, help investors’ ability to understand underlying trends in the Company’s operating performance and provide useful information to both management and investors by excluding items that may not be indicative of the Company’s core operating results. Internally, the Company uses certain non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. In addition, the Human Capital and Compensation Committee of the Company’s Board of Directors uses certain non-GAAP measures as targets under the Company’s short-term and long-term incentive compensation programs. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, other companies may calculate adjusted net income and such other metrics differently than the Company does, limiting their usefulness as comparative measures.

Reconciliation of GAAP Net Income to Adjusted Net Income

The following table reconciles the Company’s GAAP net income to adjusted net income. The cumulative tax effect of the adjustment items was calculated using the statutory tax rates for the jurisdictions in which the transaction occurred.

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2025	EPS	2024	EPS

Net Income Attributable to the Company as Reported	$46.9	$2.05	$50.4	$2.20
Deferred Compensation (Income) Expense	(0.6)	(0.03)	(2.4)	(0.11)
Business Restructuring and Asset Impairment Expense	—	—	—	—
Goodwill and Other Intangibles Impairment Expense	6.2	0.27	—	—
Gain on Sales of Assets	(15.9)	(0.69)
Cash-Settled SARs (Income) Expense	—	—	—	—
Environmental Remediation Expense	1.2	0.05	2.6	0.11
Cumulative Tax Effect on Above Adjustment Items	3.9	0.17	(0.1)	—

Adjusted Net Income	$41.7	$1.82	$50.5	$2.20

A-1

Reconciliation of GAAP Net Income to EBITDA

The following table reconciles the Company’s GAAP net income to EBITDA. EBITDA is used as an incentive compensation performance metric.

(In millions)	Twelve Months Ended December 31, 2025

Net Income Attributable to the Company as Reported	$46.9
Provision for Income Taxes	13.0
Income Attributable to the Company Before Provision for Income Taxes	59.9
Interest, Net	21.1
EBIT	82.0
Depreciation and Amortization	126.0

EBITDA	$208.0

Definition of Non-GAAP Return on Invested Capital (ROIC)

To calculate the Return on Invested Capital incentive compensation performance metric, the Company divides net operating profit after taxes (“NOPAT”) by invested capital. The Company calculates NOPAT by adding the Corporate Net Income Adjustments to pre-tax income and subtracting the effect of income taxes. The Company calculates invested capital by adding the 12-month average trade accounts receivable balance to the 12-month average FIFO inventory balance and subtracting the 12-month average trade accounts payable balance plus the January 1 net property, plant and equipment and other non-current assets balance.

A-2

our vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., (ET), on April 28, 2026. Online Go to www.envisionreports.com/SCL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.envisionreports.com/SCL 2026 Annual Meeting Proxy CardH IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01—Joaquin Delgado 02—Corning F. Painter 03—F. Quinn Stepan, Jr. For Against Abstain For Against Abstain 2. Advisory vote to approve named executive officer compensation. 3. Ratify the appointment of Deloitte & Touche LLP as Stepan Company’s independent public accounting firm for 2026. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 32 B M 048UKB

2026 Annual Meeting of Stepan Company Stockholders April 28, 2026, 9:00 a.m. CT Stepan Company Headquarters 1101 Skokie Boulevard, Northbrook, Illinois Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.investorvote.com/SCL Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SCL qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Stepan Company Notice of 2026 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2026 Shawn G. Lisle and Kamel Aranki, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Stepan Company to be held on April 28, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees and FOR Items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.